UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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17901 Von Karman Avenue, Suite 1200

Irvine, California 92614

949-864-8000

Notice of 2021 Annual Meeting of Stockholders

Fellow Stockholders:

We are pleased to invite you to attend the 2021 Annual Meeting of Stockholders of Pacific Premier Bancorp, Inc., or the Company. This year’s Annual Meeting will be held on Monday, May 17, 2021, at 9:00 a.m., Pacific Time, at the Company’s offices located at 17901 Von Karman Avenue, Suite 1200, Irvine, California.

The stockholders will consider and act upon the following matter at this year’s Annual Meeting:

1.	To elect ten (10) directors, each for a one-year term, or until their successors are elected and qualified;

2.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers;

3.	To ratify the appointment of Crowe LLP as the Company’s independent auditor for the fiscal year ending December 31, 2021;

4.	To transact such other matters as may properly come before the meeting and at any postponement or adjournment thereof. Management is not aware of any other such business.

Your vote is very important. We encourage you to vote via the Internet, telephone or, if you received printed copies, sign and return your proxy card prior to the Annual Meeting, so that your shares of common stock will be represented and voted at the Annual Meeting regardless of whether you attend.

Accessing the Annual Meeting. Because of the protocols that federal, state, and local governments have imposed due to the COVID-19 pandemic, and recommended safety procedures provided by the Centers for Disease Control and Prevention, we are limiting in-person attendance at the Annual Meeting. You must notify us if you desire to attend the Annual Meeting in person. We also are providing stockholders who are not able to attend the Annual Meeting but who otherwise would like to listen to the Annual Meeting the option to access the meeting via telephone. The enclosed proxy statement has more information on how to notify us should you intend to attend the Annual Meeting in person and how to access the Annual Meeting via telephone.

The Board of Directors has fixed March 23, 2021 as the record date for determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and any postponement or adjournment thereof. Only those stockholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting or at any such adjournment.

By Order of the Board of Directors,

Steven R. Gardner

Chairman, President and Chief Executive Officer

Irvine,  California

April 7, 2021

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in the proxy statement of Pacific Premier Bancorp, Inc., which we refer to as the Company. This summary provides an overview and is not intended to contain all the information that you should consider before voting. We encourage you to read the entire Proxy Statement for more detailed information on each topic prior to casting your vote.

GENERAL INFORMATION
Meeting:	Annual Meeting of Stockholders
Date:	Monday, May 17, 2021
Time:	9:00 a.m., Pacific Time
Location:	17901 Von Karman Avenue, Suite 1200, Irvine, California 92614
Record Date:	Close of Business on March 23, 2021
Stock Symbol:	PPBI
Exchange:	NASDAQ Global Select
Common Stock Outstanding as of the Record Date:	94,684,272
How to Vote Your Shares:	Online	www.proxyvote.com
	By Phone	Call the number at the top of your proxy card
	By Mail	Complete, sign, date and return your proxy card in the envelope provided

MATTERS TO BE VOTED UPON:
Board Recommendation
Proposal 1 Election of Directors	FOR each director nominee ➢ Page 7
Proposal 2 Advisory resolution to approve, on a non-binding basis, the compensation of the Company’s named executive officers as disclosed in the accompanying proxy statement	FOR ➢ Page 34
Proposal 3 Ratification of the Appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2021.	FOR ➢ Page 62

IMPORTANT NOTICE REGARDING ACCESS TO THE ANNUAL MEETING VIA TELEPHONE

Because of the ongoing COVID-19 pandemic, we are providing stockholders an opportunity to listen to the Annual Meeting via telephone. You can access this option by dialing 866-290-5777 immediately prior to the start time for the Annual Meeting and asking to be joined into the Pacific Premier Bancorp, Inc. call.

Stockholders accessing the meeting via telephone will not be able to vote their shares of common stock via telephone during the Annual Meeting. As a result, if you plan to listen to the Annual Meeting via telephone, it is important that you vote your proxy prior to the Annual Meeting. For details on how to vote your proxy, please refer to Meeting and Other Information – How to Vote on page 66 of this Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING

Our Notice of Meeting and Proxy Statement, the 2020 Annual Report to Stockholders and our Annual Report on Form 10-K for the year ended December 31, 2020, are available on the Internet at www.proxyvote.com and from our corporate website at www.ppbi.com under the “Investors” section. Information on this website, other than the Proxy Statement, is not a part of the enclosed Proxy Statement.

2020 PERFORMANCE HIGHLIGHTS

The following 2020 Performance Highlights are qualified by reference to our Annual Report on Form 10-K for the year ended December 31, 2020, which we refer to as our 2020 Annual Report. For more complete information regarding our 2020 performance, please review our 2020 Annual Report.

Our Organization’s Acquisition History has Created Greater Stockholder Value

We have a long history of strategic growth through accretive acquisitions. In June 2020, we completed the 11th and largest acquisition in our organization’s history when we acquired Opus Bank or Opus. On the date of acquisition, Opus added approximately $8.32 billion in assets, $5.94 billion in loans, and $6.91 billion in deposits to our balance sheet. Within approximately four months after closing the acquisition, we completed the system conversion, branch consolidations, and staffing adjustments that allowed us to quickly begin realizing the synergies from this transaction. The Opus acquisition was transformative to our business, creating what we believe is a premier commercial bank in the Western United States.

The tables below reflect our growth since 2013 and the impact that growth has had on our tangible book value per share, total revenue and efficiency ratio, all of which impact our long-term stockholder value.

(1)	Please refer to the “GAAP Reconciliations” included at Annex A to this Proxy Statement with respect to our presentation of tangible book value per share and efficiency ratio.

We Produced Results for Our Stockholders in 2020

$313.5 million Pre-Provision Net Revenue*	+58.47% PPBI 5-yr TSR 80th Percentile KBW Regional Bank Index**	$1.95 Adjusted EPS*	0.93% Adjusted ROAA*	11.00% Adjusted ROATCE*	$79.9 million Dividends Paid to Stockholders

*

As discussed in detail below, as a result of our acquisition of Opus in 2020 and in order to reflect an “apples-to-apples” comparison with our peers, the indicated metrics have been adjusted to eliminate the impact of merger-related costs associated with the Opus acquisition and the non-cash provision for credit losses triggered by the Opus acquisition and required by the recently- effective Current Expected Credit Loss, or CECL, framework. Please refer to the “GAAP Reconciliations” included in Annex A to this proxy statement. Pre-provision net revenue is calculated as the sum of net interest income before provision for credit losses and total noninterest income less noninterest expense, exclusive of merger-related costs.

**

Total shareholder return (TSR) assumes dividends paid during the performance period are reinvested. Percentile ranking is relative to the total shareholder return of the KBW Regional Bank Index members over the same period.

WE WERE THERE FOR OUR STAKEHOLDERS THROUGHOUT THE COVID-19 PANDEMIC

Throughout the pandemic, our management team consistently found ways to deliver for our clients, our communities and our employees.

OVERVIEW OF VOTING MATTERS

The vote required for each proposal presented at the Annual Meeting and the effect of uninstructed shares and abstentions on each proposal is as follows:

Proposal	Vote Required	Broker Non-Votes Allowed	Abstentions	You May Vote
Proposal 1 Election of Directors	Majority of Votes Cast*	No	No Effect	FOR, AGAINST or ABSTAIN
Proposal 2 Advisory Vote on Approval of Named Executive Officer Compensation	Majority of Votes Cast	No	No Effect	FOR, AGAINST or ABSTAIN
Proposal 3 Ratification of Independent Auditors	Majority of Votes Cast	Yes	No Effect	FOR, AGAINST or ABSTAIN

*	Voting standard for uncontested director elections.

DIRECTOR NOMINEES

Additional details about each of the director nominees can be found beginning on page 9.

Name	Age	Director Since	Independent	2020 Committee Memberships
Ayad A. Fargo	60	2016	✓	Audit, Enterprise Risk
Steven R. Gardner, Chair, CEO & President	60	2000		N/A
Joseph L. Garrett	72	2012	✓	Compensation, Enterprise Risk
Jeffrey C. Jones, Lead Independent Director	66	2006	✓	Audit, Compensation, Nominating/Governance
M. Christian Mitchell	65	2018	✓	Audit*, Enterprise Risk, Nominating/Governance
Barbara S. Polsky	66	2019	✓	Compensation*, Nominating/Governance
Zareh H. Sarrafian	57	2016	✓	Audit, Nominating/Governance*
Jaynie Miller Studenmund	66	2019	✓	Compensation, Enterprise Risk*
Cora M. Tellez	71	2015	✓	Compensation
Richard C. Thomas	72	2020	✓	Audit, Nominating/Governance

*	Indicates Committee Chairperson

Board of Director and Governance Highlights

Board Independence	Board Practices	Board Accountability	Stockholder Alignment

• Lead Independent Director to enhance robust independent oversight

• All directors are independent except for CEO

• 100% independent Board committees, with female Chairs leading 50% of Board committees

• Independent directors conduct regular executive sessions led by the Lead Independent Director

• Board and committee ability to hire outside advisors, independent of management

• Annual Board and committee assessments

• Risk oversight and strategic planning by full Board and committees

• Outside public board service limited to three additional boards

• Board has direct access to all of our senior executive officers

• Independent directors evaluate CEO performance and approve CEO compensation

• Annual election of all directors

• Majority vote for uncontested elections

• Stockholders have the ability to call a special meeting with 10% support

• Stockholder engagement program with feedback incorporated into Board deliberations

• Robust stock ownership guidelines for all Directors and Named Executive Officers

• Clawback policy for both cash and equity incentives

• Maintain restrictions on hedging and pledging shares of our stock

• Double-trigger vesting for all severance

 Diverse Mix of Board Skills, Qualifications and Attributes*

Diverse Mix of Board Skills, Qualifications and Attributes*
	Fargo	Gardner	Garrett	Jones	Mitchell	Polsky	Sarrafian	Studenmund	Tellez	Thomas
Banking/Financial Services Expertise		X	X	X	X	X	X	X	X	X
Audit Committee Financial Expert Qualifications		X		X	X		X	X	X	X
Enterprise Risk Management		X		X	X	X	X	X	X	X
Public Company Governance	X	X	X	X	X	X	X	X	X	X
Leadership	X	X	X	X	X	X	X	X	X	X
Finance/Accounting	X	X	X	X	X	X	X	X	X	X
Government and Public Affairs			X		X	X
Human Capital Resource Management		X					X	X	X

*

If a director is not included for a particular item, it does not mean that the director does not possess that experience, qualification, skill, or attribute. We look to each director to be knowledgeable in these areas; however, we’ve only assigned directors to each item when that item is a particular skill, qualification, or attribute that the director brings to the Board.

EXECUTIVE COMPENSATION HIGHLIGHTS

The Compensation Discussion and Analysis beginning on page 35 gives a more detailed description of the Corporation’s compensation policies which include the following highlights:

WHAT WE DO:	WHAT WE DON’T DO:

Align short-term and long-term incentive plan targets with business goals and stockholder interests	Provide Section 280G gross-up payments

Conduct annual say-on-pay advisory vote	Reward executives for taking excessive, inappropriate or unnecessary risk

Conduct stockholder outreach to solicit feedback and discuss our compensation practices	Allow the repricing or backdating of equity awards

Retain an independent compensation consultant to advise our Compensation Committee	Provide multi-year guaranteed salary increases or non- performance bonus arrangements

Use performance metrics that compare our performance to an external benchmark	Rely exclusively on total stockholder return as our only performance metric

Maintain an insider trading policy	Award incentives for below-threshold performance

Maintain a “clawback” policy that applies to NEOs and other senior executives	Pay dividends on unearned or unvested performance-based equity awards

Maintain a robust stock ownership policy for executive officers	Permit hedging and pledging of our stock by executives

Re-evaluate and update the composition of our peer group regularly, particularly in light of our recent significant growth	Have single trigger vesting on our equity and equity-based awards

Limit vesting of performance-based RSUs in the event the results of a performance metric are negative

OUR COMPENSATION PHILOSOPHY

Our Compensation Committee has established three key principles that provide the framework for our executive compensation program:

Alignment with Stockholder Interests	• Executive compensation is tied to financial performance and achievement of strategic goals • Stock ownership requirements • Disincentives for excessive risk-taking

Pay for Performance

• Focus on both short-term and long-term performance

• Compensation is tied to financial metrics that further our strategic plan

• Performance is evaluated based on stockholder value, profitability and risk management

Attract and Retain Key Executives	• Peer group benchmarking ensures pay is competitive in the market. • Executives must remain with the Company to earn incentive compensation.

INDEPENDENT AUDITOR MATTERS

As a matter of good corporate practice, we are seeking your ratification of Crowe LLP as our independent registered public accounting firm for the 2021 fiscal year. If our stockholders do not ratify the selection of Crowe LLP, the Audit Committee may reconsider its selection.

For 2020, the total fees for services provided by Crowe LLP were $2,512,400, of which 99.5% represented audit and audit-related fees.

IMPORTANT DATES FOR 2022 ANNUAL MEETING

Stockholder proposals for inclusion in our 2022 proxy statement pursuant to SEC Rule 14a-8 must be received by us by December 8, 2021. Notice of stockholder proposals for the 2022 annual meeting outside of SEC Rule 14a-8 must be received by us no earlier than January 17, 2022 and no later than February 16, 2022.

PROPOSAL NO.1—ELECTION OF DIRECTORS

Our Board of Directors Recommends a Vote “FOR” All Nominees.

Our Directors

We are pleased to propose ten (10) director nominees for election this year. We believe that our director nominees, individually and together as a whole, possess the requisite skills, experience and qualifications necessary to maintain an effective Board to serve the best interests of the Company and its stockholders. All nominees are incumbent directors and are deemed independent, except for our CEO.

Selecting and Nominating Director Candidates

Our Nominating and Governance Committee is responsible for selecting and nominating director candidates and for carrying out the Board’s commitment to maintaining a balanced and diverse composition of members. The Committee identifies candidates for membership on the Board and recommends such candidates’ nomination to the Board based on their ability to diversify and complement the Board’s existing strengths.

Our stockholders may propose director candidates for consideration by the Nominating and Governance Committee by submitting the individual’s name and qualifications to our Corporate Secretary at 17901 Von Karman Avenue, Suite 1200, Irvine, CA 92614 in accordance with, and with such other information as may be required by, our Bylaws. Our Nominating and Governance Committee will consider all director candidates properly submitted by our stockholders in accordance with our Bylaws and Corporate Governance Policy.

Board Diversity

We embrace diverse perspectives. We believe different points of view brought through diverse representation lead to better business performance, decision making, and understanding of the needs of our diverse clients, employees, stockholders, business partners and other stakeholders. This applies equally to our Board.

Our Board believes that its members must reflect a balanced mix of skills, experience, backgrounds and attributes applicable to our business, strategy and stakeholder interests. Our Board takes a multi-dimensional approach to diversity and considers a variety of skills and attributes such as:

➢	Industry experience, particularly in banking and our client industries;

➢	Functional, technical or other professional expertise; and

➢	Gender, age and racial/ethnic diversity.

Director Qualifications

In light of our business, the primary areas of experience, qualifications and attributes typically sought by the Nominating and Governance Committee in director candidates include, but are not limited to, the following primary areas:

➢	Banking/Financial Services Expertise: Experience with the commercial banking or financial services industry, to help support and grow our core business.

➢	Audit Committee Financial Expert Qualifications: Experience in accounting, financial reporting or audit processes, to oversee our financial position and reporting.

➢	Enterprise Risk Management: Knowledge of or experience with key risk oversight or risk management functions, including data privacy and cybersecurity, to help oversee the dynamic risks we face.

➢	Public Company Governance: Experience in public company governance, including corporate governance best practices and policies and managing relations with key stakeholders.

➢	Finance/Accounting: Experience in financial management and capital allocation to oversee our financial position and to assess our strategic objectives from a financial perspective.

➢	Leadership: Experience holding significant leadership positions, particularly as a CEO or head of a significant business line, to help us drive business strategy, growth and performance.

➢

Government and Public Affairs: Knowledge of or experience in regulated industries or governmental organizations to oversee our highly regulated business that is affected by regulatory and governmental actions.

➢	Human Capital Resource Management: Knowledge of or experience with human capital resource management strategies and oversight.

Additionally, the Nominating and Governance Committee may consider other areas relevant to the Company’s strategic growth and business needs, as it determines necessary, including the important attributes, such as: strong strategic, critical and innovative thinking; sound business judgment; high ethical standards; collegial spirit; ability to debate and challenge constructively; and availability and commitment to serve.

Voting for Director Nominees

Majority Vote Standard. Because the election of directors to occur at the Annual Meeting is not contested, the vote required for the election of each of the ten (10) director nominees by the stockholders is the affirmative vote of a majority of the votes cast in favor of or against the election of such director nominee. If the election of directors were a contested election, which it is not, director nominees would be elected by a plurality of the votes cast at a meeting of stockholders by the holders of shares entitled to vote in the election. There is no cumulative voting for our directors.

Voting of Proxies. Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies will be voted FOR each of the nominees listed below. If you indicate “abstain” for a particular nominee on your proxy card, your vote will not be considered in determining whether a nominee has received the affirmative vote of a majority of the votes cast in an uncontested election or a plurality of the votes cast in a contested election. The election of directors is considered a “non-routine” item upon which brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Therefore, broker “non-votes” will not be considered in determining whether a nominee has received the affirmative vote of a majority of the shares in an uncontested election or a plurality of the shares in a contested election.

BIOGRAPHIES OF NOMINATED DIRECTORS

The biographies of each of our director nominees are set forth below. Each of our director nominees also serves as a director of Pacific Premier Bank.

Steven R. Gardner
Age: 60 Director Since: 2000 Chairman, President and CEO of Pacific Premier Bancorp, Inc. Chairman and CEO of Pacific Premier Bank

Biography:

Mr. Gardner has served as President, Chief Executive Officer and a director of the Company since 2000. Mr. Gardner has served as the Chief Executive Officer and a director of the Bank since 2000, and also served as the Bank’s President from 2000 until 2016. Mr. Gardner became Chair of the Board of the Company and the Bank in May 2016. Mr. Gardner has more than 30 years of experience as a commercial banking executive. He has extensive knowledge of all facets of financial institution management. Having completed 12 acquisitions of whole banks, specialty finance lines of business and FDIC failed banks, Mr. Gardner is an expert in all areas of mergers and acquisitions as well as capital market transactions.

Prior to joining the Company, he was an executive officer of Hawthorne Financial Corporation since 1997, responsible for all credit administration and portfolio management. He has served in senior management positions at both commercial banks and thrift institutions.

Other Directorships and Positions

• Director, Federal Reserve Bank of San Francisco (2013-2019)

• Director and Chairman of the Finance Committee, Federal Home Loan Bank of San Francisco (2014-2017; Chairman of Finance Committee 2015-2016)

• Vice Chairman, Federal Reserve Bank of San Francisco’s Community Depository Institutions Advisory Council (2011-2013)

• Director and Member, Executive Committee of the Independent Community Bankers of America (“ICBA”) (2011-2013)

• Director, ICBA Holding Company and ICBA Securities, a registered broker-dealer (2009-2014)

Education

• Bachelor’s degree from California State University, Fullerton

• Attended graduate school at California State University, Long Beach.

Director Qualification Highlights

• Extensive leadership experience as the Company’s current Chairman, President and CEO and prior executive management roles

• Expert experience in areas of mergers and acquisitions as well as capital market transactions

Jeff C. Jones
Age: 66 Director Since: 2006 Former Managing Partner and Executive Committee Member of Frazer, LLP Board Committee(s): • Audit • Compensation • Nominating and Governance Independent Lead Director

Biography:

Mr. Jones was appointed to serve as a member of the Boards of Directors of the Company and the Bank in 2006, and served as Chairman of the Board of the Company and the Bank from August 2012 to May 2016 and currently serves as the lead independent director. Mr. Jones is the former Managing Partner and Executive Committee member of, and partner in, the regional accounting firm Frazer, LLP, where he has worked since 1977. Currently Mr. Jones serves as Senior Tax Partner in the Frazer, LLP Tax Department. Mr. Jones has over 40 years of experience in servicing small and medium sized business clients primarily within the real estate, construction, and agricultural industries. Mr. Jones is a CPA in California, is licensed as a life insurance agent and holds a Series 7 securities license.

Other Directorships and Positions

• Advisory Board Member, John E. and Susan S. Bates Center for Entrepreneurship and Leadership, Lewis and Clark College (January 2021-present)

• Principal, Mariners Capital LLC, which syndicates commercial industrial real estate projects (2009-present)

• President, Inland Exchange, Inc., an accommodator corporation (1989-1993)

Education

• Bachelor’s degree in Business Administration from Lewis and Clark College in Portland, Oregon

• Masters of Business Taxation from Golden Gate University

Director Qualification Highlights

• Career-long finance, accounting and audit experience

• Extensive finance and management experience in the finance and real estate industries

M. Christian Mitchell
Age: 65 Director Since: 2018 Retired Senior Partner of Deloitte Board Committee(s): • Audit (Chair) • Enterprise Risk • Governance Independent

Biography:

Mr. Mitchell is a retired Deloitte senior partner, where he served as the national managing partner for the firm’s Mortgage Banking/Finance Companies practice and was a founding member of the board of directors of Deloitte Consulting USA, among other leadership roles. Prior to the acquisition of Grandpoint Capital, Inc., Mr. Mitchell served as Lead Independent Director and chaired the Audit and Risk Committees for Grandpoint Capital, Inc.

Mr. Mitchell taught as an adjunct Accounting Professor at the University of Redlands from 2006 through May 2010 and a guest lecturer from 2010 to 2017. In 2011 and 2012, Directorship magazine named Mr. Mitchell to the “100 Most Influential People in Corporate Governance” list.

Other Directorships and Positions

• Lead Independent Director, Western Asset Mortgage Capital Corporation (NYSE: WMC), a public mortgage REIT, Chair of the Audit Committee and member of the Compensation, Nominating and Corporate Governance and Risk Committees (2012-present)

• Director, Parsons Corporation (NYSE: PSN), a digitally-enabled solutions provider focused on the defense, intelligence and critical infrastructure markets, Chair of the Audit Committee and member of the Corporate Governance and Responsibility and Executive Committees (2013-present)

• Director and Vice Chairman, Marshall & Stevens, Inc., a Los Angeles-based national financial valuation and advisory firm (2008-present)

• Director, Stearns Holdings, LLC, a national independent mortgage company (2013-present)

• Chairman Emeritus, the National Association of Corporate Directors, Pacific Southwest Chapter (2018-present)

• Director, the National Association of Corporate Directors (2017-2019)

• Director, Huntington Hospital, a non-profit where Mr. Mitchell serves as Chair of the Audit and Compliance Committee, and Vice Chair of the Finance and Investment Committee and a member of the Executive Committee (2018-present)

• Managing Partner, The Holdsworth Group Advisory Services, LLC (January 2021-present)

Education

• Bachelor’s degree in accounting from University of Alabama, graduating summa cum laude

Director Qualification Highlights

• Extensive experience as a director of multiple public and private companies

• Career-long audit and financial expertise in numerous industries

Barbara S. Polsky

Age: 66

Director Since: 2019

General Counsel and Chief Legal

Officer of Jiko Group, Inc. and

Former Partner at Manatt, Phelps

& Phillips, LLP

Board Committee(s):

• Compensation (Chair)

• Nominating and Governance

Independent

Biography:

Ms. Polsky is General Counsel and Chief Legal Officer of Jiko Group, Inc., a financial technology company and bank holding company, as of August 2020. Prior to that, Ms. Polsky was a partner at the law firm of Manatt, Phelps & Phillips, LLP (“MPP”) in Los Angeles. Through her 30+ years of law firm practice and her years as General Counsel at both publicly traded bank and specialty finance companies, Ms. Polsky has extensive knowledge concerning domestic and foreign banks, financial holding companies, savings associations, mortgage, other specialty finance and financial technology companies, as well as lending and securities transactions, mergers and acquisitions, governance and regulatory and compliance matters. Ms. Polsky frequently lectures at investment banking and commercial banking seminars on mergers and acquisitions, bank capital augmentation and compliance matters.

Other Directorships and Positions

• Director, ConnexPay, LLC (2018-present)

• Executive Vice President and General Counsel, City National Corporation and City National Bank (1999-2001)

• Executive Vice President and General Counsel, Aames Financial Corporation and Aames Home Loan (1996-1999)

Education

• Bachelor’s degree from the University of Michigan

• Juris Doctorate from the University of Michigan Law School, magna cum laude

Director Qualification Highlights

• In-depth experience in investment banking and commercial banking

• Unique legal advisory experience relating to lending and securities transactions, mergers and acquisitions, governance and regulatory and compliance matters

Zareh H. Sarrafian
Age: 57 Director Since: 2016 Chief Executive Officer of Riverside University Health System Board Committee(s): • Nominating and Governance (Chair) • Audit Independent

Biography:

Mr. Sarrafian’s significant experience and leadership in the healthcare industry spans over 25 years. In 2015 Mr. Sarrafian assumed the role of Chief Executive Officer for Riverside University Health System. Mr. Sarrafian oversees the delivery of healthcare to over 2.4 million residents within Riverside County. The healthcare system includes a major academic Medical Center, 14 Outpatient Care Clinics, Department of Public Health, and the Department of Behavioral Health. Prior to joining Riverside County, Mr. Sarrafian served as Chief Administrative Officer for Loma Linda University Medical Center, which included 4 hospitals with over 1000 patient beds. Prior to that, he served as Administrator for Loma Linda University Children’s Hospital and Chief Executive Officer of the Loma Linda University Behavioral Medicine Center. Mr. Sarrafian’s many years of service to the healthcare industry includes the positions of Chief Financial Officer for Kaiser Permanente Medical Center, Riverside, for 10 years, as well as Morris & Grayson, Inc., La Quinta, CA.

Other Directorships and Positions

• Director, Switch, Inc. (NYSE: SWCH), member of the Audit and Nominating and Governance Committees (2018-present)

• Director, Riverside County Chamber of Commerce (2017-present)

• Director, SCAF and SBOC (2005-2016)

• Trustee, Loma Linda University Health (2019-Present), member of Finance, Audit and Investment Committees

• Director – Urban Promise International (2016 - present)

• Director – La Sierra University Foundation (2010 - present)

Education

• Bachelor’s degree from California State Polytechnic University, Pomona

• Master of Business Administration from California State University, San Bernardino

Director Qualification Highlights

• Career-long management experience in executive leadership roles

• In-depth experience in public company oversight

Jaynie M. Studenmund

Age: 66

Director Since: 2019

Former Executive Vice President

and Head of Retail & Business

Banking, First Interstate Bank

and Great Western Bank

Board Committee(s):

• Enterprise Risk (Chair)

• Compensation

Independent

Biography:

Ms. Studenmund is a seasoned, goal oriented, independent board member who brings significant executive experience across a number of industries, including financial services, digital, health care and consumer businesses. Today, she serves on a portfolio of corporate and non-profit boards and over time, has been on seven public boards, three private boards, and numerous non-profit boards. In terms of her career as an operating executive, Ms. Studenmund served as a banking executive for 20 years, primarily at First Interstate Bank of California where she was Executive Vice President for Retail and Business Banking and began as the SVP and Chief Marketing Officer. During the consolidation era in banking, she also held similar roles at Great Western Bank and Home Savings of America (now part of JP Morgan Chase). Following her financial services career,

Ms. Studenmund joined the Internet sector, where she was the President and Chief Operating Officer for PayMyBills.com and the Chief Operating Officer of Overture Services, a public Company that transformed online advertising by pioneering paid search and grew to over a billion dollars in profitable revenue in three years.

Ms. Studenmund began her career as a management consultant with Booz, Allen & Hamilton.

Other Directorships and Positions

• Director, CoreLogic (Nasdaq: CLGX) (2012-present)

• Director, ExlService Holdings, Inc. (Nasdaq: EXLS) (2018-present)

• Director, select funds for Western Asset Management (2004-present)

• Life Trustee and Board Chair, Huntington Hospital (1998-present)

• Director (and past Board Chair), Flintridge Preparatory School (2015-present)

• Director, Pinnacle Entertainment (2012-2018)

• Director, Lifelock (2015-2017)

• Director, Orbitz Worldwide (2007-2014)

• Director, Aquantive (2004-2007)

• Co-founder and executive committee member, the Enduring Heroes Foundation (2014-present)

• NACD Board Leadership Fellow (2018-present)

Education

• Phi Beta Kappa graduate of Wellesley College

• Master of Business Administration from Harvard Business School

Director Qualification Highlights

• Significant executive experience across a number of industries, including financial services, digital, health care and consumer businesses

• Long-term executive management experience with financial institutions in the Company’s market

Ayad A. Fargo
Age: 60 Director Since: 2016 President of Biscomerica Corporation Board Committee(s): • Audit • Enterprise Risk Independent

Biography:

Mr. Fargo has served as the President of Biscomerica Corporation, a food manufacturing company based in Rialto, California since 1980. Biscomerica serves all classes of trade globally within the food industry, manufacturing and co-packing a wide range of products for various Fortune 500 companies. Mr. Fargo was appointed to serve as a member of the Boards of Directors of the Company and the Bank in January 2016, in connection with the Company’s acquisition of Security California Bancorp, a California corporation (“SCAF”) and its banking subsidiary Security Bank of California, a Riverside, California based state chartered bank (“SBOC”).

Other Directorships and Positions

• Director, SCAF and SBOC (2005-2016)

• Chairman of the Board, RPG, a leading global packaging company headquartered in Germany (2008-2016)

• Chairman of the Board, Bossar Packaging S.A., headquartered in Spain (2010-2015)

Education

• Bachelor’s degree from Walla Walla University

Director Qualification Highlights

• In-depth experience in public company oversight

• Career-long management experience in executive leadership roles

Joseph L. Garrett
Age: 72 Director Since: 2012 Former Chairman, President and Chief Executive Officer of American Liberty Bank Board Committee(s): • Compensation • Enterprise Risk Independent

Biography:

Since 2003, Mr. Garrett has been a principal at Garrett, McAuley & Co., which provides advisory services to commercial banks, thrifts, mortgage banking companies, Government Sponsored Enterprises, and private equity firms. He has been published widely on banking and finance and also advised one of the world’s largest pension funds on structured debt instruments. Each year he and his firm advised over fifty such entities, both private and public.

Other Directorships and Positions

• President, Chief Executive Officer, a member and chairman of the Board of Directors for both American Liberty Bank and Sequoia National Bank (1989-1994 and 2000-2004)

• Director, Hamilton Savings Bank (1984-1989)

• Member, the California State Controller’s Advisory Commission on Public Employee Retirement Systems (1988-1994)

• Member, the National Advisory Council for the Institute of Governmental Studies at the University of California (Berkeley) (2016-present)

Education

• Bachelor’s degree from the University of California (Berkeley)

• Master of Business Administration from the University of California (Berkeley)

• Master’s degree from the University of Washington (Seattle)

Director Qualification Highlights

• Extensive experience in the commercial banking and financial services industry

• Executive leadership experience, including prior president and CEO roles at multiple commercial banks

Cora M. Tellez

Age: 71

Director Since: 2015

Chief Executive Officer and

President of Sterling Health

Services Administration, Inc.

and Sterling Self Insurance

Administration

Board Committee(s):

• Compensation

Independent

Biography:

Ms. Tellez has served as the Chief Executive Officer and President of both Sterling Health Services Administration, Inc. and Sterling Self Insurance Administration since founding the companies in 2003 and 2010, respectively. Ms. Tellez previously served as the President of the health plans division of Health Net, Inc., an insurance provider that operated in seven states. She also has served as President of Prudential’s western healthcare operations, CEO of Blue Shield of California, Bay Region, and Regional Manager for Kaiser Permanente of Hawaii.

Other Directorships and Positions

• Director, HMS Holdings, Inc., Chair of the Nominating and Governance Committee and member of the Audit and Compensation Committees (2012-present, Lead Independent Director since 2019)

• Director, CorMedix (2014-2017)

• Director, the Institute for Medical Quality, a non-profit organization (2002-2019)

• Director, UC San Diego’s Center for Integrative Medicine, a non-profit organization (2012-2019)

• Founder and Board Chair, Amazing Care Charitable Foundation (2020-present)

Education

• Bachelor’s degree from Mills College

• Master’s degree in public administration from California State University, Hayward

Director Qualification Highlights

• Career-long executive management experience in the health services industry

• Long-standing director experience with both public and private companies

Richard C. Thomas

Age: 72

Director Since: 2020

Former Executive Vice President

and Chief Financial Officer of

CVB Financial Corp. and Citizens

Business Bank

Board Committee(s):

• Audit

• Nominating and Governance

Independent

Biography:

Mr. Thomas served as a director of Opus Bank from August 2017 until it was acquired by the Company in June 2020. His professional career spans over 35 years within the financial services and accounting and audit industries. He most recently served as Executive Vice President and Chief Financial Officer of CVB Financial Corp. (“CVB”) and its principal subsidiary, Citizens Business Bank, from 2010 until his retirement in 2016. From 2009 to 2010, Mr. Thomas served as Executive Vice President and Chief Risk Officer of Community Bank in Pasadena, where he developed a risk-based audit program and oversaw internal audits, including the documentation and testing of internal controls, in operations, regulatory compliance and credit reviews. Prior to Community Bank, Mr. Thomas was an audit partner at Deloitte & Touche LLP for 22 years leading teams in auditing financial statements and internal controls certifications, consulting in accounting, regulatory compliance, cost reduction strategies, and public filings, including registration statements, and mergers and acquisitions. Mr. Thomas is a Certified Public Accountant (inactive) and a member of the American Institute of Certified Public Accountants.

Other Directorships and Positions

• Director and Chairman of the Audit Committee, Opus Bank (2017-2020)

Education

• Bachelor of Business degree in Accountancy from Western Illinois University

Director Qualification Highlights

• Career-long management experience in the financial services and accounting and audit industries

• Extensive finance, accounting and auditing experience

EXECUTIVE OFFICERS WHO ARE NOT SERVING AS DIRECTORS

Below is information regarding each of our executive officers who are not directors of the Company or Bank.

Edward E. Wilcox
Age: 54 Year of Hire: 2003 President and Chief Operating Officer of the Bank B.A., New Mexico State University

Mr. Wilcox has served in key leadership positions with the Bank since 2003, including Chief Credit Officer, Chief Lending Officer, and Chief Banking Officer. He has served in his current role since May 2016. Mr. Wilcox oversees several business lines and operational units critical to the successful execution of the Bank’s strategies.

Mr. Wilcox’s professional career spans 30 years with an extensive background in commercial banking, real estate lending, credit administration, secondary marketing, depository services, and regulatory oversight.

Relevant Prior Experience:

• Loan Production Manager, Hawthorne Savings Bank

• Secondary Marketing Manager, First Fidelity Investment & Loan

• Asset Manager, REO Manager and Real Estate Analyst at various financial institutions.

Ronald J. Nicolas, Jr.
Age: 62 Year of Hire: 2016 Senior Executive Vice President and Chief Financial Officer of the Company and the Bank B.S. and M.B.A., Canisius College

Mr. Nicolas oversees all finance, accounting and treasury functions as well as investor relations, human resources and loan servicing administration of the Company and the Bank. He serves as Chairman of the Bank’s Asset Liability and Financial Disclosure Committees. He has successfully led four mergers and acquisitions since joining the Company and the Bank, and many critical projects, most recently the adoption of CECL in 2020. In addition, throughout his career, he has led many capital raising endeavors, including an initial public offering and recapitalization. Mr. Nicolas has over 30 years of leadership experience with publicly-held banks, and has served as Chief Financial Officer of both the Company and the Bank since May 2016.

Relevant Prior Experience:

• Executive Vice President and Chief Financial Officer at each of the following financial institutions:

➢ Banc of California

➢ Carrington Holding Company, LLC

➢ Residential Credit Holdings, LLC

➢ Fremont General and Fremont Investment & Loan

➢ Aames Investment/Financial Corp.

• Served in various capacities with KeyCorp, a $60 billion financial institution, including the following:

➢ Executive Vice President Group Finance, KeyCorp

➢ Executive Vice President, Treasurer and Chief Financial Officer, KeyBank USA

➢ Vice President of Corporate Treasury, KeyBank USA

• Various financial and accounting roles at HSBC-Marine Midland Banks

Michael S. Karr
Age: 52 Year of Hire: 2006 Senior Executive Vice President and Chief Risk Officer of the Bank B.A., cum laude, Claremont McKenna College M.B.A., University of California, Irvine

Mr. Karr oversees the Bank’s enterprise risk management and credit functions. He was appointed Chief Risk Officer of the Bank in March 2018, and is also the Chairman of the Bank’s Enterprise Risk Management Committee. Mr. Karr previously served twelve years as the Chief Credit Officer of the Bank and was responsible for overseeing the Bank’s credit functions, including all lending and portfolio operations, prior to and through the Great Financial Crisis. He also led credit due diligence and integration through 10 of our 11 acquisitions. Outside the Bank, Mr. Karr serves as a Director for the Small Business Development Corporation of Orange County, a public benefit corporation that focuses on the economic development of underserved communities in California, targeting minority, woman, disabled, and veteran-owned businesses, as well as industries of greater need.

Relevant Prior Experience:

• Vice President of Commercial Real Estate Asset Management Department, Fremont Investment & Loan

Thomas E. Rice
Age: 49 Year of Hire: 2008 Senior Executive Vice President and Chief Innovation Officer of the Bank B.S., DeVry University

Mr. Rice began his journey with Pacific Premier Bank in 2008 with extensive financial technology consulting experience. Mr. Rice was appointed Chief Innovation Officer of the Bank in 2018. In this capacity he leads with a client-first mindset overseeing the development of innovative technology focused on seamless digital experiences for commercial clients. Mr. Rice leads the Bank’s Information Technology functions as well as Treasury Management and Digital Banking. Mr. Rice previously served as the Chief Operating Officer, responsible for overseeing the deposit operations of the Bank, and prior to that Chief Information Officer. Mr. Rice is responsible for overseeing acquisition-related systems conversions and technology platform consolidations. He currently serves as Chairman of the Bank’s Operations Committee.

Prior to joining the Bank, Mr. Rice was a founding partner at Compushare Inc. for twelve years. He oversaw the firm’s expansion and technology consulting, specializing in M&A, security and compliance services for financial institutions.

Relevant Prior Experience:

• Senior Vice President, Information Technology Director, Vineyard Bank

• Partner and Director of Operations, Compushare, Inc.

Steven R. Arnold
Age: 50 Year of Hire: 2016 Senior Executive Vice President and General Counsel of the Bank B.A., Brigham Young University J.D., George Mason University School of Law

Mr. Arnold oversees our corporate governance, legal support, and regulatory compliance functions. He has more than 20 years’ experience in the industry and has advised financial institutions of all sizes on a variety of topics, including corporate governance, loan documentation, deposit operations, treasury management services, BSA/ AML/OFAC, consumer compliance, fair lending, privacy, vendor management, contract negotiation, etc.

Mr. Arnold has also served as the Corporate Secretary of the Company since May 2017.

Relevant Prior Experience:

• Partner in the Financial Services Group, Manatt, Phelps & Phillips, LLP

• Managing Counsel, Toyota Financial Services

Daniel C. Borland
Age: 58 Year of Hire: 2020 Senior Executive Vice President and Head of Commercial Real Estate and SBA B.S., University of California, Irvine M.B.A., University of Southern California

Mr. Borland joined the Pacific Premier Bank team as Senior Executive Vice President, Head of Commercial Real Estate and SBA in March 2020. Mr. Borland oversees the loan production and associated underwriting/ analytical teams for the commercial real estate group which includes construction, bridge and term loans to the Bank’s commercial income property investor and developer clients. Mr. Borland also oversees the SBA lending area, which includes business development and processing of those loans and relationships. Since 2002, Mr. Borland has served on the board of Irvine Children’s Fund, a non-profit providing educational day care for children of working parents.

Relevant Prior Experience:

• Orange-San Diego County Market Manager, Commercial Real Estate, Wells Fargo Bank

• Executive Vice President, President of Commercial Real Estate Banking, Opus Bank

• Senior Vice President, Southern California Market Manager, JP Morgan Chase Commercial Real Estate

Teresa M. Dawson
Age: 51 Year of Hire: 2011 Senior Executive Vice President and Chief Strategic Project Officer of the Bank

Ms. Dawson is responsible for the execution of strategic projects and facilities administration. Previously,

Ms. Dawson served as Senior Executive Vice President and Chief Retail Administration Officer of the Bank, and was responsible for the operations of the Retail Bank, Bank Acquisition Project Management and Client Services functions. She has led system conversions and integrations for the Company’s seven (7) most recent acquisitions. Ms. Dawson was hired in March 2011 as the Bank’s Project Conversion Manager. In March 2013, she was appointed Senior Vice President and Director of Branch Operations and assumed the responsibility of the Bank’s branch network, bank operations, facilities, bank security and acquisitions. In February 2017, Ms. Dawson was appointed as the Senior Vice President and Director of Banking Operations, focusing on central operations.

Relevant Prior Experience:

• Held operational and technological positions with various financial institutions beginning in 1988

Ernest W. Hwang

Mr. Hwang provides leadership throughout the organization in areas such as commercial lending, loan and deposit pricing, product development and marketing. He has served as Senior Executive Vice President and Chief Banking Officer since January 2018. Previously, Mr. Hwang served as the Bank’s Senior Executive Vice President and President of Commercial Banking.

Relevant Prior Experience:

• Director and President, SCAF

• Founding Director, Vice Chairman and Chief Lending Officer, SBOC

• Senior Vice President, City National Bank

• Commercial Banker, Security Pacific National Bank

• Commercial Banker, Bank of California (Mitsubishi Bank)

Age: 57 Year of Hire: 2016 Senior Executive Vice President and Chief Banking Officer of the Bank B.S., Loma Linda University Graduate, Pacific Coast Banking School at the University of Washington

Richard J. Immesberger

Mr. Immesberger oversees the strategic development and delivery of Pacific Premier Trust’s services across the United States. Pacific Premier Trust focuses on the custody of retirement account assets, with a specialty in alternative assets.

Relevant Prior Experience:

• Chair of the Board and CEO, PENSCO Trust Company

• National Director of Trust & Estate Settlement Services, BMO Harris Bank

• Chair of the Board and CEO, BMO Delaware Trust Company

• President and member of the Board of Directors, UBS Trust Company

• Executive Vice President, Trust & Wealth Management, WSFS Bank

• President, Retirement Industry Trust Association

Age: 55

Year of Hire: 2020

Senior Executive Vice President and President of Pacific Premier Trust

B.B.A., City University of New York, Baruch College

Graduate, University of Delaware, Stonier Graduate School of Banking

Donn B. Jakosky
Age: 67 Year of Hire: 2017 Senior Executive Vice President and Chief Credit Officer of the Bank B.A. and M.B.A., University of California, Los Angeles

Mr. Jakosky is responsible for overseeing our credit functions, including all lending and portfolio operations. He was appointed Executive Vice President and Chief Credit Officer of the Bank in March 2018 and was promoted to Senior Executive Vice President in December 2018. He is also Chairman of the Bank’s Credit and Portfolio Review Committee. Prior to his appointment as Chief Credit Officer, he served as Deputy Chief Credit Officer of the Bank, during which time he assisted in the oversight of all of the Bank’s credit and lending functions.

Relevant Prior Experience:

• Executive Vice President/Chief Credit Officer, Blue Gate Bank

• Executive Vice President and Chief Credit Officer, Community Bank

• Executive Vice President and Chief Credit Officer, 1st Century Bank

• Senior Vice President/Senior Credit Administrator and Asset Based Lending Manager, Mellon 1st Business Bank

• Senior credit officer roles at the following financial institutions:

Bank of America

Sanwa Bank

Peggy Ohlhaver Ed.D.

Ms. Ohlhaver is responsible for leading the Bank’s overall human resources strategy and supports the Compensation Committee of the Board of Directors. As Chief Human Resources Officer, Ms. Ohlhaver develops and oversees the execution of the Bank’s Human Resources strategy, including talent acquisition, leadership development, employee relations, performance management, Human Resources technology systems, compensation and benefits. She has transformed the function, culture, and impact of human resources across the Company to support our business goals and strategies as well as the needs and aspirations of our employees.

Relevant Prior Experience:

• Vice President, Human Resources Business Partner, JP Morgan Chase & Co.

• First Vice President, Sr. Human Resources Manager, Washington Mutual

• Sr. Compensation Consultant, American Savings Bank

Age: 64 Year of Hire: 2016 Senior Executive Vice President and Chief Human Resources Officer B.S., Indiana University M.S. and EdD., Chapman University

James A. Robinson, Jr.

Mr. Robinson currently leads the Market Presidents within the Bank’s commercial banking platform. He has served as Senior Executive Vice President and Head of Commercial Banking since January 2018. In this capacity he oversees the bank’s $5 billion commercial loan portfolio and is responsible for directing the strategic growth and business development of clients in the Orange County, Los Angeles, San Diego, Inland Empire, California Central Coast, Arizona, Nevada, Oregon and Washington regions. Mr. Robinson has spent 29 years in various commercial banking positions and formerly served as the Bank’s Regional President for the Inland Empire and Coachella regions. Mr. Robinson assisted the Bank in the integration of the commercial banking teams when the Bank acquired both Grandpoint Bank and Opus Bank. He currently serves as the Chair of the Bank’s Production Committee and a member of Credit and Portfolio Review Committee.

Relevant Prior Experience:

• Executive Vice President, Commercial Banking Manager, SBOC

Age: 50

Year of Hire: 2016

Senior Executive Vice President and Head of Commercial Banking of the Bank

B.A., University of California, Riverside

Graduate, Pacific Coast Banking School at the University of Washington

Sherri V. Scott

Ms. Scott heads up the Bank’s CRA and Fair Banking compliance functions as well as the Bank’s Environment, Social and Corporate Governance (ESG) program. Under her leadership, the Bank has consistently received highly positive feedback and superior CRA ratings from examiners, auditors and community partners. Her leadership and efforts resulted in the Bank receiving highly coveted letters of support from community advocates, facilitating the Bank’s merger and acquisition activities without a formal community agreement. Ms. Scott currently serves on the Board of Directors for Oasis Center International and For the Child.

Relevant Prior Experience:

• CRA Officer, Hawthorne Savings

• First Vice President, CRA Officer, Nara Bank

• First Vice President, CRA Officer, Community Bank

• First Vice President, CRA Officer, OneWest Bank

• First Vice President, CRA and Fair Lending Officer, Luther Burbank Savings

Age: 58 Year of Hire: 2013 Senior Executive Vice President and Director of ESG & Corporate Responsibility B.S., University of California, Los Angeles

Lori R. Wright, C.P.A.

Ms. Wright is responsible for the corporate accounting, financial reporting, accounting and tax policy, and accounts payable functions. She has served as Executive Vice President and Deputy Chief Financial Officer since 2020. Previously, Ms. Wright served as the Bank’s Executive Vice President and Chief Accounting Officer since 2018. Ms. Wright also serves as the Company’s principal accounting officer and previously served as Senior Vice President and Controller of the Bank.

Relevant Prior Experience:

• Controller, California Republic Bank

• Controller, San Diego County Credit Union

• Chief Financial Officer, Solarity Credit Union

Age: 41 Year of Hire: 2016 Executive Vice President and Deputy Chief Financial Officer of the Bank B.S., Central Washington University M.B.A., Washington State University

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance

We value strong corporate governance principles and adhere to the highest ethical standards. These principles and standards, along with our core values of fairness and caring, assist us in achieving our corporate mission. To foster strong corporate governance and business ethics, our Board of Directors continues to take many steps to strengthen and enhance our corporate governance practices and principles. To that end, we have adopted certain corporate governance guidelines, which are embodied in the Corporate Governance Policy that our Board has approved to achieve the following goals:

•	to promote the effective functioning of the Company’s Board of Directors;
•	to ensure that the Company conducts all of its business in accordance with the highest ethical and legal standards; and
•	to enhance long-term stockholder value.

The full text of our Corporate Governance Policy is available from our website at www.ppbi.com under the Investors section. Our stockholders may also obtain a written copy of the guidelines at no cost by writing to us at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614, Attention: Investor Relations Department, or by calling (949) 864-8000.

The Nominating and Governance Committee of our Board of Directors administers our Corporate Governance Policy, reviews performance under the guidelines and the content of the guidelines annually and, when appropriate, recommends that our Board approve updates and revisions to our Corporate Governance Policy.

Board Independence and Leadership

The Board of Directors has determined that, with the exception of Mr. Gardner, our Chairman, President and CEO, all of our current directors are “independent” within the meaning of the director independence standards of NASDAQ and the SEC.

Lead Independent Director

Our Corporate Governance Policy provides that our Board of Directors must have either a non-executive Chairperson or a lead independent director to ensure independent Board leadership and that the Company is managed for the long-term benefit of its stockholders. Each year, the Board evaluates its leadership structure to ensure that it remains appropriate. Currently, the offices of Chairman of the Board of Directors and CEO are jointly held and the independent directors have elected Mr. Jones as our lead independent director. In his role as lead independent director, Mr. Jones:

•	ensures active participation of the independent directors in setting agendas and establishing priorities for the Board;
•	presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;
•	coordinates administration of the annual Board evaluation; and
•	serves as a liaison between the Chairman and the independent directors.

Executive Sessions

The Company’s independent directors meet in executive sessions without management at least twice on an annual basis in conjunction with regularly scheduled board meetings. During 2020, the independent directors met seven times in executive sessions without the presence of management.

Annual Board and Board Committee Evaluations

The Nominating and Governance Committee of the Board, in coordination with the Lead Independent Director and full Board, conducts an annual evaluation of the Board’s performance and effectiveness, either the Board as a whole and/or on an individual director basis. The Nominating and Governance Committee develops and implements a process for such evaluation and review, which may involve outside consultants or advisers and may include a review of how certain attributes affect Board effectiveness, such as Board size, meeting frequency, quality and timing of information provided to the Board, director communication, director education, director skills and qualifications, director independence and Board strategy sessions. Our most recent annual Board evaluation was conducted at the full Board and individual director levels.

As part of the annual Board evaluation process, the Nominating and Governance Committee, in coordination with the Board, implements and develops a process to assess committee performance and effectiveness. The assessments are conducted on an annual basis and include a self-assessment by each committee. The review includes an evaluation of various areas that may include committee size, composition, performance, coordination among committee members and among the standing committees, and involvement with the full Board. The results of the committee performance assessments are reviewed by each committee, as well as by the Nominating and Governance Committee, and discussed with the full Board.

Annual CEO Performance Evaluation

Each year, the Nominating and Governance Committee approves a process to solicit feedback from each individual director, other than our CEO. Our Lead Independent Director, in coordination with our Nominating and Governance and Compensation Committees, leads this process.

CEO and Executive Succession Planning

As a matter of sound governance, the Board, as a whole or from time to time through a special committee, reviews and discusses the Company’s contingency or long-term plans for CEO and executive succession. These efforts may involve seeking input from our current CEO, as well as external advisors, to the extent the Board deems appropriate. Succession plans are reviewed by the Nominating and Governance Committee, which recommends succession plans to the full Board for approval, typically on an annual basis.

Communications with the Board

Individuals may submit communications to any individual director, including our presiding Chairman, our Board as a group, or a specified Board committee or group of directors, including our non-management directors, by sending the communications in writing to the following address: Pacific Premier Bancorp, Inc., 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614. The Company’s Corporate Secretary will sort the Board correspondence to classify it based on the following categories into which it falls: stockholder correspondence, commercial correspondence, regulatory correspondence or customer correspondence. All stockholder correspondence will then be forwarded to the Board members to whom it is directed.

Board Oversight of Strategy and Direct Contact with Management

Our Board is actively engaged in overseeing the Company’s strategy. Each year, the Board conducts an annual in-depth, multi-day session to discuss the current strategic landscape as well as strategic and organic growth plans and to review our overall business. Discussion topics may include new or expanded lines of business, products and services; clients and market share; financial outlook; competition; environmental sustainability; human capital management; regulatory environment; and updates in corporate governance and stockholder relations. Discussions about the Company’s strategic priorities and goals, as well as execution on those priorities and goals, also are held during the Board’s regular meetings.

All of our directors have access to our CEO and our senior executive officers at any time to discuss any aspect of our business. In addition, there generally are frequent opportunities for directors to meet with other members of our management team.

Board Risk Oversight

Our Board’s Role in Risk Oversight

Our Board believes that understanding, identifying and managing risk are essential to our Company’s success. Our entire Board is responsible for overseeing the Company’s risk management processes and regularly discusses the Company’s risk profile and how best to manage the most significant risks the Company faces. Each of the other Board committees is engaged in overseeing the Company’s risks as they relate to that committee’s respective areas of oversight. For example, the Compensation Committee engages in periodic risk assessments to review and evaluate risks in relation to our compensation programs. The Board also specifically delegates certain risk oversight functions to the Audit and Enterprise Risk Committees.

•

The Audit Committee is responsible for monitoring business risk practices and legal and ethical programs, which helps the Board fulfill its risk oversight responsibilities relating to the Company’s financial statements, financial reporting process and regulatory requirements. The Audit Committee also oversees our corporate compliance programs, as well as the internal audit function.

•

The Enterprise Risk Committee oversees the design and implementation of our enterprise risk management program. Our Enterprise Risk Committee’s primary purposes are to (i) monitor and review our enterprise risk management framework and risk appetite for credit, market, liquidity, operational, information technology, compliance and legal, strategic, and reputation risks, and (ii) monitor and review the adequacy of our enterprise risk management functions.

Risk Appetite Statement

The Board oversees, and approves on at least an annual basis, the Company’s Risk Appetite Statement, which sets forth the tolerance levels with respect to the amount and types of key risks underlying the Company’s business. The Enterprise Risk Committee is responsible for recommending changes to the Risk Appetite Statement for approval by the Board, as well as overseeing the Company’s compliance with the statement. Our other Board committees also share responsibility for the Risk Appetite Statement by overseeing and approving applicable risk metrics, including risk limits and thresholds, for each of their relevant areas of responsibility.

Risk & Controls

With oversight from our Board and its committees, we are focused on, and continually invest in, our risk management and control environment. Our business teams, supported by our risk, compliance, legal, finance and internal audit functions, work together to identify and manage risks applicable to our business, as well as to enhance our control environment. Particular areas of focus include, among other areas, financial reporting, data management, privacy, bank regulatory requirements, and as further discussed below, cybersecurity.

We have adopted a three lines of defense model to control risk-taking. Our first line of defense – our business lines and support functions – identifies, assesses, monitors, and manages risk in these areas in accordance with established policies and procedures. Our second line of defense – independent risk management, including enterprise risk management, information security and compliance functions – coordinates and oversees the implementation of the enterprise risk management framework, including monitoring the risk management activities of the first line of defense, and provides effective challenge to management’s decisions. Our third line of defense – Internal Audit – provides independent assurance to the Audit Committee of the Board on the design and effectiveness of our internal controls.

Cybersecurity

Cybersecurity is a major component of our overall risk management approach. By the very nature of our business, handling sensitive data is a part of daily operations and is taken very seriously by all employees. The threat of cybersecurity attacks is ever changing, becoming more sophisticated by the day, and requires all levels of the organization to be cognizant and aware of these threats at all times. As such, we maintain a comprehensive cybersecurity strategy that includes, but is not limited to: regular employee cybersecurity training and communications; preventative, detective, alerting, and defense in-depth technologies; regular internal and third-party program oversight; policies and procedures regularly reviewed and designed with regulatory and industry guidance; and regular reviews of vendors who maintain sensitive data on behalf of the Bank. Our Board of Directors reviews our information security program at least annually, and our Enterprise Risk Committee receives management updates about information security matters on a quarterly basis.

Director Matters and Meeting Attendance

Outside Directorships

We encourage all directors to carefully consider the number of other company boards of directors on which they serve, taking into account the time required for board attendance, conflicts of interests, participation, and effectiveness on these boards. Pursuant to our Corporate Governance Policy, no director may serve on more than four (4) total public company boards of directors, including the Board. Directors are asked to report all directorships, including advisory positions, accepted, as well as to notify the Nominating and Governance Committee in advance of accepting any invitation to serve on another public company board.

Meeting Attendance — Board and Committee Meetings and Annual Meeting of Stockholders

Our Board of Directors met 16 times during 2020 and anticipates holding eight regularly-scheduled Board meetings in 2021, and any special meetings that may be necessary or appropriate. Each director attended in person or via teleconference at least 75% of the Board and applicable Board committee meetings during 2020.

It is the Board’s policy that each director employs his or her best efforts to attend our annual stockholder meeting. Nine (9) of our then-serving Board members attended our 2020 Annual Meeting of Stockholders.

Total Meetings — 42
Board	16	Nominating and Governance Committee	8
Audit Committee	7	Enterprise Risk Committee	4
Compensation Committee	7

Corporate Code of Business Conduct and Ethics

We have implemented a Code of Business Conduct and Ethics applicable to our directors, CEO and all of our officers and employees. Our Code of Business Conduct and Ethics provides fundamental ethical principles to which these individuals are expected to adhere. Our Code of Business Conduct and Ethics operates as a tool to help our directors, officers, and employees understand and adhere to the high ethical standards required for employment by, or association with, the Company and the Bank.

Our directors are expected to avoid any action, position or interest that conflicts with an interest of the Company, or gives the appearance of a conflict. As a result, our directors must disclose all business relationships with the Company and with any other person doing business with us to the entire Board and to recuse themselves from discussions and decisions affecting those relationships. In addition, each director is subject to the Company’s Related Party Transactions Policy, pursuant to which transactions between the Company or the Bank, on one hand, and any of our directors or certain of their affiliates, on the other hand, need to be approved or ratified by disinterested members of the Nominating and Governance Committee, if not otherwise pre-approved under the terms of the policy. For more information, see “Transactions with Certain Related Persons” under “Related Transactions and Other Matters.”

Our Code of Business Conduct and Ethics is available from our website at www.ppbi.com under the Investors section. Our stockholders may also obtain written copies at no cost by writing to us at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614, Attention: Investor Relations Department, or by calling (949) 864-8000. Any future changes or amendments to our Code of Business Conduct and Ethics and any waiver that applies to one of our senior financial officers or a member of our Board of Directors will be posted to our website.

Board Committees

We believe our Board has created a sound committee structure designed to help the Board carry out its responsibilities in an effective and efficient manner. While the Board may form from time to time ad hoc or other special purpose committees, there are four (4) standing Board committees: Audit, Compensation, Nominating and Governance and Enterprise Risk.

Committee Membership, Responsibilities and Meetings

All chairpersons of our four (4) standing committees are independent and appointed annually by the Board. Each chairperson presides over committee meetings; oversees meeting agendas; serves as liaison between the committee members and the Board, as well as between committee members and management; and works actively and closely with executive and senior management on all committee matters, as appropriate.

Each committee meets regularly, at least on a quarterly basis. The committees, typically through their committee chairpersons, routinely report their actions to, and discuss their recommendations with, the full Board. In addition, certain committees periodically hold extended meetings dedicated to discussing key strategic matters or other business items that are relevant or subject to the committee’s oversight responsibilities on a more in-depth basis.

The Board has determined that each of the current members of the four (4) standing Board committees is “independent” within the meaning of applicable SEC rules, NASDAQ director independence standards and other regulatory requirements, to the extent applicable. The names of the current members (chairpersons’ names in bold) and highlights of some of the key oversight responsibilities of the Board Committees are set forth below:

Audit Committee

M. Christian Mitchell, Ayad A. Fargo, Jeffrey C. Jones, Richard C. Thomas and Zareh H. Sarrafian

Key Oversight Responsibilities

• Selecting and communicating with the Company’s independent auditors.

• Reporting to the Board on the general financial condition of the Company and the results of the annual audit.

• Ensuring that the Company’s activities are being conducted in accordance with applicable laws and regulations.

The Board of Directors has determined that each of Messrs. Jones, Mitchell, Thomas and Sarrafian satisfies the requirements established by the SEC for qualification as an “audit committee financial expert,” and is independent under the NASDAQ listing standards and rules of the SEC.

Compensation Committee

Barbara S. Polsky, Cora M. Tellez, Jaynie Miller Studenmund, Jeffrey C. Jones and Joseph L. Garrett

Key Oversight Responsibilities

• Reviews the amount and composition of director compensation from time to time and makes recommendations to the Board when it concludes changes are needed.

• Oversees the Bank’s compensation policies, benefits and practices

• Approves all stock option, restricted stock and restricted stock unit grants

• Determines the annual salary, the annual bonus, stock options, and restricted stock grants of our NEOs

• Approves the compensation structure for other members of our senior management team.

Enterprise Risk Committee

Jaynie Miller Studenmund, Ayad A. Fargo, Joseph L. Garrett and M. Christian Mitchell

Key Oversight Responsibilities

• Monitors and reviews the Company’s enterprise risk management framework and risk appetite for credit, market, liquidity, operational, information technology, compliance and legal, strategic and reputation risks.

• Monitors and reviews the adequacy of enterprise risk management functions; and report its conclusions and recommendations to the Board.

• Reviews the Company’s risk profile for alignment with the Company’s strategic objectives and risk appetite, including compliance with risk limits and thresholds set forth in our Risk Appetite Statement.

• Reviews all significant policies and contingency plans, including any legally-required stress testing processes as frequently as economic conditions or the condition of the Company may warrant, but no less than annually.

• Reviews cybersecurity threat reports regarding the assessment of current security updates, cyber statistics, core elements and controls, and key IT trends affecting information security.

Nominating and Governance Committee

Zareh H. Sarrafian, Barbara S. Polsky, Jeffrey C. Jones, M. Christian Mitchell and Richard C. Thomas

Key Oversight Responsibilities

• Nominating candidates as directors and to determine satisfaction of independence requirements.

• Overseeing our Board governance structure and policies.

• CEO and management succession planning.

• Conducting annual Board evaluations, in coordination with the Lead Independent Director.

• Overseeing our Environmental, Social and Governance initiatives.

Committee Governance

Committee Charters

Each committee is governed by a charter that is approved by the Board, which sets forth each committee’s purpose and responsibilities. The Board reviews the committees’ charters, and each committee reviews its own charter, on at least an annual basis. The charters of each committee are available on our website, www.ppbi.com under “Investors.”

The charters provide that each committee have adequate resources and authority to discharge its responsibilities, including appropriate funding for the retention of external consultants or advisers, as the committee deems necessary or appropriate.

Compensation Committee Interlocks and Insider Participation

For 2020, the Compensation Committee was comprised of Ms. Polsky, Ms. Studenmund and Ms. Tellez, as well as Messrs. Garrett, and Jones, each of whom was an independent director. None of these individuals is or has been an officer or employee of the Company during the last fiscal year or as of the date of this Proxy Statement, or is serving or has served as a member of the compensation committee of another entity that has an executive officer serving on the Compensation Committee. No executive officer of the Company served as a director of another entity that had an executive officer serving on the Compensation Committee. Finally, no executive officer of the Company served as a member of the compensation committee of another entity that had an executive officer serving as a director of the Company.

HUMAN CAPITAL RESOURCE MANAGEMENT

Our culture and approach to human capital resource management is embodied in our Success Attributes: Achieve, Communicate, Improve, Integrity, and Urgency. These principles have been the drivers of our performance and continued to serve us well in 2020 as we executed our strategic growth strategy and navigated the COVID-19 pandemic. We believe in the value of teamwork and the power of diversity. We expect and encourage participation and collaboration. We value accountability because it is essential to our success, and we accept our responsibility to hold ourselves and others accountable for meeting commitments and achieving exceptional standards of performance. Highlights of our approach to human capital resource management include:

•

Diversity, Equality, and Inclusion. We believe that diversity of thought and experiences results in better outcomes for all of our stakeholders and empowers our employees to make more meaningful contributions within our Company and communities. The graphics below highlights our diverse workforce based upon how our employees self-identify. We believe this diversity has contributed to our success. We do not and will not tolerate discrimination in any form with respect to any aspect of employment. Our current initiatives reflect our ongoing efforts as we continue to foster a diverse, inclusive, and equitable workplace.

•

Investing in Our Human Capital. We endeavor to provide our employees with careers instead of jobs, and as such, full-time employees comprise the majority of our staff. We encourage professional and personal development and offer our employees professional development and training opportunities as well as generous tuition reimbursement resources. We are committed to identifying and remediating inequities in compensation outcomes and promotion opportunities.

•

Health & Safety. Our health and safety program consists of policies, procedures, and guidelines, and mandates all tasks be conducted in a safe and efficient manner complying with all local, state and federal safety and health regulations, and special safety concerns. The health and safety program encompasses all facilities and operations and addresses on-site emergencies, injuries and illnesses, evacuation procedures, cell phone usage, and general safety rules. By way of example of our commitment to our employees’ health and safety, since the onset of the COVID-19 pandemic, we have taken the following steps for our employees:

•	Provided personal protective equipment to our employees at all locations;
•	Reconfigured corporate offices and branches to keep employees safe;
•	Offered and paid for on-site rapid COVID-19 testing for all employees and their partners; and
•

Provided ongoing education to employees on the efficacy of vaccines, provided resources regarding available vaccines and awarded hourly employees receiving a vaccination during business hours a 4-hour pay allocation.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE

Our commitment to sustainability begins at the top of our organization with our Board. The Board has made its Nominating and Governance Committee, which is composed entirely of independent directors, responsible for overseeing our strategy, policies and initiatives related to our environmental, social and governance (“ESG”) program. The Nominating and Governance Committee directly reports to the Board and reviews and advises on the Company’s ESG policies and disclosures, oversees management’s implementation of ESG initiatives, and advises the Board on significant ESG-related matters. While the Nominating and Governance Committee is responsible for overall strategies, policies and initiatives related to ESG, specific aspects of ESG are overseen by other Board committees (e.g., the Enterprise Risk Committee will oversee specific aspects of the Company’s environmental initiatives, such as identifying and mitigating climate-related risks in relation to our credit underwriting and administration standards).

In February of 2021, Sherri Scott, our Head of Fair and Responsible Banking, was promoted to serve as our Director of ESG and Corporate Responsibility. In that capacity, Ms. Scott engages with a broad range of internal and external stakeholders, including our Board of Directors, clients, consumer advocates and community leaders to help inform and shape our ESG programs. In addition, we created and filled the new position of Corporate Social Responsibility Officer in 2020. This position supports the Director of ESG and Corporate Responsibility in updating the Nominating and Governance Committee on ESG initiatives and developments. The Corporate Social Responsibility Officer also oversees the ESG reporting and disclosure process, monitors trends and best practices, supports existing ESG projects and helps develop new sustainability initiatives.

We have established a management-level ESG Management Group to help the Director of ESG and Corporate Responsibility, Corporate Social Responsibility Officer and senior management develop, implement, and manage the Company’s ESG program. The ESG Management Group is chaired by the Director of ESG and Corporate Responsibility, and its membership includes our President, Chief Financial Officer, Chief Risk Officer, Chief Human Resources Officer, Chief Credit Officer, Chief Marketing Officer, Chief Information Officer, Chief Innovation Officer, Chief Strategic Project Officer, General Counsel, Chief Securities Counsel, Director of Investor Relations, and the Corporate Social Responsibility Officer. The ESG Management Group operates as a steering committee with three working groups, including the: Sustainability Working Group (Environmental), the Social Responsibility Working Group (Social), and Governance & Disclosure Working Group (Governance).

For more details regarding our ESG initiatives, you are encouraged to read our inaugural ESG Report, which can be found on our website at www.ppbi.com under the “Investors” tab.

PRINCIPAL HOLDERS OF COMMON STOCK

The following table sets forth information as to those persons or entities believed by management to be beneficial owners of more than 5% of the Company’s outstanding shares of common stock on the Record Date or as represented by the owner or as disclosed in certain reports regarding such ownership filed by such persons with the Company and with the SEC, in accordance with Sections 13(d) and 13(g) of the Exchange Act. Other than those persons listed below, the Company is not aware of any person, as such term is defined in the Exchange Act, that beneficially owns more than 5% of the Company’s common stock as of the Record Date.

	Amount and Nature of Beneficial Ownership	Percent of Class(1)
BlackRock Inc. 55 East 52nd Street New York, NY 10055	13,718,099(2)	14.49%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	9,862,919 (3)	10.42%
Dimensional Fund Advisors LP 6300 Bee Cave Road. Austin, TX 78746	6,191,543(4)	6.54%
T. Rowe Price Associates, Inc. 100 East Pratt St. Baltimore, MD 21202	6,173,151(5)	6.52%

(1)	As of March 23, 2021, there were 94,684,272 shares of Company common stock outstanding on which “Percent of Class” in the above table is based.
(2)

As reported in a Schedule 13 G/A filed with the SEC on January 26, 2021 for the calendar year ended December 31, 2020, BlackRock Inc. reported having sole voting power over 13,546,619 shares and sole dispositive power over 13,718,099 shares.

(3)

As reported in a Schedule 13 G/A filed with the SEC on February 10, 2021 for the calendar year ended December 31, 2020, The Vanguard Group reported having sole voting power over 0 shares and sole dispositive power over 9,698,959 shares.

(4)

As reported in a Schedule 13 G/A filed with the SEC on February 12, 2021 for the calendar year ended December 31, 2020, Dimensional Fund Advisors LP reported having sole voting power over 6,007,667 shares and sole dispositive power over 6,191,543 shares.

(5)

As reported in a Schedule 13 G/A filed with the SEC on February 16, 2021 for the calendar year ended December 31, 2020, T. Rowe Price Associates, Inc. reported having sole voting power over 1,404,476 shares and sole dispositive power over 6,173,151 shares.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

This table and the accompanying footnotes provide a summary of the beneficial ownership of our common stock as of the Record Date, by (i) our directors,

(ii) our named executive officers, and (iii) all of our current directors and executive officers as a group. The following summary is based on information furnished by the respective directors and officers. Each person has sole voting and investment power with respect to the shares they beneficially own.

				Total Beneficial Ownership
	Common Stock	Restricted Stock(1)	Options Exercisable(2)	#(3)	%(4)
Name	A	B	C	D	E
Ayad A. Fargo	299,332	4,948	—	304,280	*
Joseph L. Garrett	78,366	4,948	25,000	108,314	*
Jeffrey C. Jones	127,478	4,948	22,500	154,926	*
M. Christian Mitchell	18,048	4,948	—	22,996	*
Barbara S. Polsky	—	4,948	—	4,948	*
Zareh H. Sarrafian	24,914	4,948	—	29,862	*
Jaynie M. Studenmund	—	4,948	—	4,948	*
Cora M. Tellez	18,453	4,948	—	23,401	*
Richard C. Thomas	9,258	1,445	—	10,703	*
Steven R. Gardner	249,649	158,101	—	407,750	*
Edward Wilcox	107,944	57,969	62,531	228,444	*
Ronald J. Nicolas, Jr.	27,055	51,742	—	78,797	*
Michael S. Karr	51,543	23,538	45,000	120,081	*
Thomas E. Rice	64,080	28,817	—	92,897	*
Stock ownership of all directors and executive officers as a group (24 persons)	1,199,897	539,941	192,531	1,932,369	2.04%
*	Represented less than 1% of outstanding shares.
(1)	In accordance with applicable SEC rules, shares of restricted stock constitute beneficial ownership because the holder has voting power, but not dispositive power.
(2)

In accordance with applicable SEC rules, stock options that are exercisable or will become exercisable, and restricted stock units that will be settled, within 60 days after the Record Date are included in this column.

(3)	The amounts are derived by adding shares, restricted stock and options exercisable listed in columns A, B and C of the table.
(4)

The amounts contained in column E are derived by dividing the amounts in column D of the table by (i) the total outstanding shares of 94,684,272 plus (ii) the amount in column C for that individual or the group, as applicable.

Delinquent Section 16(a) Reports

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related rules and regulations, our directors and executive officers and any beneficial owners of more than 10% of any registered class of our equity securities, are required to file reports of their ownership, and any changes in that ownership, with the SEC. To our knowledge and based solely on our review of copies of these reports and on written representations from such reporting persons, we believe that during 2020, all such persons filed all ownership reports and reported all transactions on a timely basis.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Our compensation for our non-employee directors is designed to be competitive with other financial institutions that are similar in size, complexities or business models. Our Board of Directors, acting upon a recommendation from the Compensation Committee, annually determines the non-employee directors’ compensation for serving on the Board of Directors and its committees. Our CEO, the only employee director on the Board, does not receive any payment for his services as a director.

2020 Director Compensation

No changes to our non-employee director compensation structure were made in 2020. The Director’s Compensation Table below sets forth the current committee membership assignments, as well as the amounts earned or paid to each non-employee member of our Board of Directors during the year ended December 31, 2020. Individual compensation reflects the base cash and equity compensation, as well as incremental committee chairperson and membership fees, as applicable. Each director serves on at least one committee.

Aggregate Director Compensation in 2020. In accordance with applicable SEC rules and regulations, the following table reports all compensation the Company paid during 2020 to its non-employee directors.

2020 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash	Stock Awards(2)	Option Awards(2)	Changes In Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
John J. Carona(1)	$41,833	$66,000	$ —	$ —	$ —	$ 107,833
Ayad A. Fargo	66,250	66,000	—	—	—	132,250
Joseph L. Garrett	69,833	66,000	—	—	—	135,833
Jeffrey C. Jones	74,000	66,000	—	—	—	140,000
M. Christian Mitchell	73,500	66,000	—	—	—	139,500
Michael J. Morris(1)	48,667	66,000	—	—	—	114,667
Barbara S. Polsky	69,958	66,000	—	—	—	135,958
Zareh H. Sarrafian	73,500	66,000	—	—	—	139,500
Jaynie M. Studenmund	70,000	66,000	—	—	—	136,000
Cora M. Tellez	65,333	66,000	—	—	—	131,333
Richard C. Thomas	22,750	—	—	—	—	22,750

(1)

Messrs. Carona and Morris resigned from the Board in 2020 effective as immediately prior to the effective time of the Opus acquisition. All of the shares of restricted stock awarded to them were accelerated to vest upon their resignation.

(2)

These amounts represent the aggregate grant date fair value of restricted stock granted in 2020, calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are discussed in Note 17 to our Consolidated Audited Financial Statements for the fiscal year ended December 31, 2020, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Fair value is based on 100% of the closing price per share of our common stock on the date of grant. At December 31, 2020, each of the non-employee directors named in the above table held 3,503 shares of restricted stock except for Mr. Thomas who did not hold any shares. In addition, at December 31, 2020, Mr. Garrett held options to acquire 25,000 shares of our common stock and Mr. Jones held options to acquire 22,500 shares of our common stock.

Elements of Director Compensation

Compensation for our non-employee directors reflects a combination of cash (annual retainer fees and committee retainer fees) and equity (annual restricted stock unit awards), as outlined in the Schedule of Director Fees below. The chairpersons of the Board and each committee are also entitled to annual chairperson fees.

Summary of Annual Director Fees
Director Fee:	$65,000
Chairperson Fees:	$15,000 Audit Committee $10,000 Compensation Committee $10,000 Enterprise Risk Committee $7,500 Nominating and Governance Committee
Committee Member Fees	$2,500 Audit Committee $1,000 Compensation Committee $1,000 Enterprise Risk Committee $750 Nominating and Governance Committee
Equity Awards	$66,000 in shares of restricted stock
Travel Expenses	Directors are eligible for reimbursement for their reasonable expenses incurred in connection with attendance at meetings or the performance of their director duties in accordance with Company policy

Stock Compensation

Each non-employee director is eligible for a grant of shares of restricted stock issued from our Amended and Restated 2012 Long-Term Incentive Plan, as amended, as recommended by the Compensation Committee. The shares of restricted stock that the Company awards to its directors fully vest as of the first anniversary of the date of grant, subject to earlier vesting on termination of service in certain circumstances. On March 31, 2020, each of our non-employee directors serving at that time was granted 3,503 shares of restricted stock, which had a value of approximately $66,000 as of the date of grant, based upon the closing price of the Company’s common stock as of that date.

Health Insurance Benefits

Effective 2020, non-employee directors can no longer elect to receive insurance benefits from the Company, including long-term care insurance or health care insurance.

Deferred Compensation Plan

The Bank created a Directors’ Deferred Compensation Plan in September 2006 which allowed non-employee directors to defer Board of Directors’ fees and provided for additional contributions from any opt-out portion of the long-term care insurance plan. See “Health Insurance Benefits” under “Compensation of Non-Employee Directors.” As of December 2016, the Directors’ Deferred Compensation Plan was frozen such that no new contributions may be made and existing balances remain until distribution. The Directors’ Deferred Compensation Plan is unfunded. The Company is under no obligation to make matching contributions to the Directors’ Deferred Compensation Plan. The deferred compensation was credited with interest by the Bank at prime plus one percent through January 31, 2014, after which the rate was changed to prime minus one percent. The director’s account balance is payable upon retirement or resignation. The table below shows the totals for the Deferred Compensation Plan contributions and earnings for our Directors for the year ended December 31, 2020.

2020 NONQUALIFIED DIRECTOR DEFERRED COMPENSATION
Name	Aggregate Balance at Fiscal Year-End Prior to Last Fiscal Year-End($)	Director Contributions in Last Fiscal Year ($)	Contributions in Lieu of Health Insurance in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
John J. Carona(1)	15,974	—	—	—	—	15,974
Ayad A. Fargo	2,312	—	—	—	—	2,312
Joseph L. Garrett	—	—	—	—	—	—
Jeffrey C. Jones	52,555	—	—	—	—	52,555
M. Christian Mitchell	—	—	—	—	—	—
Michael J. Morris(1)	—	—	—	—	—	—
Barbara S. Polsky	—	—	—	—	—	—
Zareh H. Sarrafian	—	—	—	—	—	—
Jaynie M. Studenmund	—	—	—	—	—	—
Cora M. Tellez	4,048	—	—	—	—	4,048

(1) Messrs. Carona and Morris resigned from the Board in 2020 effective as immediately prior to the effective time of the Opus acquisition. Mr. Carona’s aggregate balance was paid out in full subsequent to December 31, 2020.

Stock Ownership Guidelines for Directors

The Board of Directors has adopted stock ownership guidelines for non-employee directors, which require that each non-employee director own shares of the Company’s common stock having a value of at least equal to five times the director’s annual cash retainer for service on the Board of the Company or the Bank Board (not including committee-related fees). New directors have five years after joining the Board of Directors or the Bank Board to meet the guidelines. Restricted stock and restricted stock units, and a portion of the shares that may be acquired by exercise of vested in-the-money stock options, are treated as stock ownership for this purpose. As of the date of this Proxy Statement, all directors met or exceeded the ownership guidelines to the extent applicable to them.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policy

Our Board has adopted a written policy governing the approval of related-party transactions, which we refer to as our RPT Policy. A “related party transaction” means any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) in which (i) the Company or any of its subsidiaries is or will be a participant, (ii) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, and (iii) any “related party” (i.e., an executive officer, director, nominee for director, any stockholder owning more than 5% of any class of the Company’s voting securities, or an immediate family member of the any of these parties) has or will have a direct or indirect material interest. In summary, the RPT Policy provides that, unless a transaction is deemed to be pre-approved (such as compensation-related payments for services provided and routine banking-related services), each related party transaction must be approved by disinterested members of the Nominating and Governance Committee.

Insider Loans

Certain of our officers and directors, as well as their immediate family members and affiliates, are customers of, or have had transactions with us in the ordinary course of business. These transactions include deposits, loans and other financial services related transactions. Related party transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us, and do not involve more than normal risk of collectability or present other features unfavorable to us. As of the date of this filing, no related party loans were categorized as nonaccrual, past due, restructured or potential problem loans.

PROPOSAL NO. 2—ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION

The Board of Directors Recommends a Vote “FOR” the Approval of the Compensation of our Named Executive Officers, as Disclosed in this Proxy Statement.

Our advisory vote on executive compensation (otherwise known as “Say on Pay”) is held annually. This vote provides our stockholders the opportunity to vote to approve, on an advisory basis, the compensation of our Named Executive Officers (“NEOs”) as further described in the “Compensation Discussion and Analysis” section of this Proxy Statement, including the accompanying compensation tables and narrative discussion therein. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement.

We ask our stockholders to indicate their support for our executive compensation program for our NEOs and vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because your vote is advisory, it will not be binding upon the Board or the Compensation Committee and may not be construed as overruling any decision by the Board or the Compensation Committee. However, the Board and Compensation Committee value the opinion of our stockholders and will take into consideration the outcome of this advisory vote when considering future executive compensation arrangements.

Stockholders are encouraged to carefully review the following “Compensation Discussion and Analysis” and “Compensation for Named Executive Officers” sections for a detailed discussion of our executive compensation program for our NEOs.

Vote Required

Your vote on this proposal is an advisory vote, which means that the Company and the Board are not required to take any action based on the outcome of the vote. However, the Compensation Committee will consider the vote of our stockholders on this proposal when determining the nature and scope of future executive compensation programs.

The affirmative vote of holders of the majority of the shares for which votes on the proposal are cast at the Annual Meeting is needed to approve this proposal on a non-binding advisory basis. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will not affect this proposal. Further, the failure to vote, either by proxy or in person, will not have an effect on this proposal. Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies will be voted FOR this proposal.

EXECUTIVE COMPENSATION DISCUSSION & ANALYSIS

In this Executive Compensation Discussion & Analysis, or CD&A, we explain our 2020 compensation program for our CEO, our CFO and our three highest paid other executive officers, whom we collectively refer to as our NEOs. The Compensation Committee of our Board has designed our NEO compensation program to align executive compensation with the Company’s achievement of its strategic objectives, its financial performance and the creation of long-term value for our stockholders. In designing our NEO compensation program, the Compensation Committee is mindful of the perspectives our key stakeholders may have with respect to matters regarding executive compensation.

Strategic acquisitions historically have been and continue to be a key component of our growth strategy, and as such, play an important role in our NEO compensation decisions. This was particularly true in 2020 as we announced and completed our acquisition of Opus Bank, or Opus, which was the largest acquisition in our history. The tables below reflect our growth since 2013 and the impact that growth has had on our tangible book value per share and total revenue, as well as our significantly improved efficiency ratio, all of which impact our long-term stockholder value.

(1)Please refer to the “GAAP Reconciliations” included at Annex A to this Proxy Statement with respect to our presentation of tangible book value per share and efficiency ratio.

In designing our NEO compensation program, our Compensation Committee focused on balancing the desire to compensate and reward our NEOs for results that align with our strategic objectives, with ensuring that our NEO compensation program does not create incentives for our NEOs to promote undue risk-taking for our organization. The Compensation Committee believes that tying a significant portion of our NEOs’ overall compensation to our long-term profitability and the long-term performance of our stock as compared to our peers provides a meaningful balance between these objectives. In addition, our Compensation Committee recognizes the impact strategic acquisitions can have on short-term financial measures – particularly with respect to merger- related costs, – which, if unadjusted, create meaningful incongruencies when comparing our performance relative to that of our peer group. In 2020, this impact was further exacerbated as a result of recent U.S. GAAP accounting changes referred to as Current Expected Credit Loss, or CECL, which affects certain initial, non-cash valuation adjustments with respect to acquired loan and securities portfolios in a way that can (and in 2020 did) materially, and negatively, affect our reported results of operations. To that end, our Compensation Committee has determined that it is important to consider the impact of these one-time, merger-related costs and non-cash adjustments on our financial results when assessing our performance against pre-established operating metrics, as well to facilitate and enhance the evaluation of our performance relative to our peers.

The following graphic highlights the key factors and outcomes with respect to our NEO compensation program for 2020.

Executive Compensation At-A-Glance

Named Executive Officers	2020 Company Highlights

Steven R. Gardner: Chairman of the Board, President and CEO of the Company and Chairman of the Board and CEO of the Bank	Completion of Opus Acquisition
● Largest acquisition in company history.

Edward E. Wilcox: President and COO of the Bank

Ronald J. Nicolas, Jr.: Senior EVP and CFO of the Company and the Bank

Michael S. Karr: Senior EVP and Chief Risk Officer of the Bank

Thomas E. Rice: Senior EVP and Chief Innovation Officer of the Bank

● Added $8.32 billion in assets, $5.94 billion in loans, and $6.91 billion in deposits.
Implementation of CECL ● Resulted in non-cash income statement charge unique to the 2020 Opus acquisition, even though no “actual” loss was incurred.

2020 Executive Compensation Highlights	2020 Financial Highlights

2020 Say-on-Pay Results: 81.4% approval of compensation program.

Stockholder Outreach: Continued and enhanced stockholder outreach program, engaging with institutional holders representing approximately 55% of outstanding shares.

CEO Variable and “At Risk” Pay: 84% of CEO’s total compensation.

2020 Annual Incentive Cash Payments: Our adjusted EPS, ROAA, and ROATCE, along with important qualitative factors, warranted incentive payouts to our NEOs.*

Long-Term Incentives:

● 50% time-based restricted stock
● 50% performance-based RSUs

Pre-Provision Net Revenue* $313.5 million Adjusted EPS* $1.95 Adjusted ROAA* 0.93% Adjusted ROATCE* 11.00% TSR and Ranking vs. KBW Regional Bank Index**
	1-Year	3-Year	5-Year
	+0.35%	-15.81%	+58.47%
	78th Percentile	39th Percentile	80th Percentile

*As discussed in detail below, as a result of our acquisition of Opus in 2020 and in order to reflect an “apples-to-apples” comparison with our peers, the indicated metrics have been adjusted to eliminate the impact of merger-related costs associated with the Opus acquisition and the non-cash provision for credit losses triggered by the Opus acquisition and required by the recently-effective CECL framework. Please refer to the “GAAP Reconciliations” included in Annex A to this proxy statement. Pre-provision net revenue is calculated as the sum of net interest income before provision for credit losses and total noninterest income less noninterest expense, exclusive of merger-related costs.

** Total shareholder return (TSR) assumes dividends paid during the performance period are reinvested. Percentile ranking is relative to the total shareholder return of the KBW Regional Bank Index members over the same period.

EXECUTIVE COMPENSATION PHILOSOPHY

Executive Compensation Program Principles. Our Compensation Committee has established three key principles that provide the framework for our executive compensation program:

Alignment with Stockholder Interests. Our executives’ interests should be aligned with the interests of our stockholders.

● Executive compensation is tied to financial performance and achievement of strategic goals. Key components of NEO and executive officer compensation are earned only if certain financial and non-financial objectives that our Board and Compensation Committee have identified as value-enhancing are achieved.

● Stock ownership requirements. Our executive stock ownership guidelines require our NEOs to accumulate and maintain a meaningful position in shares of Company common stock to strengthen the alignment of their interests with those of long-term stockholders.

● Disincentives for excessive risk-taking. We believe that our executive compensation program is designed to balance risk and financial results in a manner that does not encourage imprudent risk-taking. Key design features include our “clawback” policy and our restrictions against hedging and pledging of our stock.

Pay for Performance. Executive pay should be linked to achieving our long-term and short-term business goals.

● Focus on both short-term and long-term performance. We deliver incentive-based compensation both as annual cash and longer-term, equity-based awards predicated on achieving prospective financial goals.

● Compensation is tied to financial metrics that further our strategic plan. Both short-term and long-term performance goals are focused on our key financial metrics and strategic plans, which may take several quarters or years to realize.

● Performance is evaluated based on Stockholder Value, Profitability, and Risk Management. The Compensation Committee annually establishes specific performance metrics which are linked to short- and long-term incentive compensation outcomes and how well we perform relative to the industry and our peers.

Attract and Retain Key Executives. Our executive compensation program should attract and retain executives who are capable and motivated to help us continue to grow and prudently manage our business.

● Peer group used to ensure pay is competitive in the market. Our Compensation Committee reviews executive compensation levels paid by members of our peer group based on available data, as well as benchmarking data from our compensation consultant, with the dual goals of paying total compensation at a level commensurate with how well we perform compared to our peer group and rewarding our executives for achieving strategic goals while maintaining discipline and prudence.

● Executives must remain with the Company to receive incentive compensation. Long-term incentive compensation makes up a large portion of executive compensation packages; approximately 67% of the long-term incentive compensation does not vest, if at all, for three years.

Our executive compensation program is designed with these principles in mind. This philosophy guides our Compensation Committee in all decisions regarding executive compensation.

Compensation Governance and Best Practices. Our Compensation Committee regularly reviews our compensation practices and policies to ensure that they further our executive compensation philosophy and reduce unnecessary risk. The following table summarizes our executive compensation plan features and what we believe are “best practices” in terms of designing and administering the plan.

WHAT WE DO:	WHAT WE DON’T DO:

Align short-term and long-term incentive plan targets with business goals and stockholder interests	Provide Section 280G gross-up payments

Conduct annual say-on-pay advisory vote	Reward executives for taking excessive, inappropriate or unnecessary risk

Conduct stockholder outreach to solicit feedback and discuss our compensation practices	Allow the repricing or backdating of equity awards

Retain an independent compensation consultant to advise our Compensation Committee	Provide multi-year guaranteed salary increases or non- performance bonus arrangements

Use performance metrics that compare our performance to an external benchmark	Rely exclusively on total stockholder return as our only performance metric

Maintain an insider trading policy	Award incentives for below-threshold performance

Maintain a “clawback” policy that applies to NEOs and other senior executives	Pay dividends on unearned or unvested performance-based awards

Maintain a robust stock ownership policy for executive officers	Permit hedging and pledging of our stock by executives

Re-evaluate and update the composition of our peer group regularly, particularly in light of our recent significant growth	Have single trigger vesting on our equity and equity-based awards

Limit vesting of performance-based RSUs in the event the results of a performance metric are negative

PAY FOR PERFORMANCE AND PAY AT RISK

We strive to ensure that there is long-term alignment between NEO pay and Company performance. As we have refined our executive compensation program over the past several years, we continued to monitor CEO pay as it relates to our performance to ensure this alignment.

We believe that a significant portion of our NEOs’ total compensation should be “at risk,” meaning that its payment or vesting is based upon the occurrence of a future event or determined based upon the achievement of certain performance metrics. We also believe that a significant portion should be variable, meaning that the level of compensation will be increased or decreased based on the achievement of certain performance metrics or the performance of our stock.

The total amount of compensation each executive could receive with respect to a fiscal year is variable based on our performance, which motivates our executives to achieve performance goals and create value for our stockholders. The annual incentive bonus rewards are earned by our NEOs for the achievement of short-term performance goals and how well we perform relative to the industry and our peers. The amount paid is tied to the level of achieved performance, with higher payout levels reflecting superior performance. The long-term performance-based, equity-based awards reward our executives for achieving long-term performance goals and increasing stockholder value.

As reflected in the charts that follow, 84% of our CEO’s target total 2020 compensation was variable or “at risk,” and an average of 77% of our CFO and the Bank President and 59% of our other NEOs’ total 2020 compensation was variable or “at risk.”

HOW EXECUTIVE COMPENSATION DECISIONS ARE MADE

Compensation decisions are made by our Compensation Committee, considering input from management, the Committee’s independent compensation consultant, Willis Towers Watson, or WTW, and considering compensation practices of a peer group of similarly-sized companies in our industry. The role of each in our executive compensation program is described below.

COMPENSATION COMMITTEE
•	Composed of only independent directors under NASDAQ rules.
•	Makes all determinations with respect to executive compensation program, with approval from Board where required (including for approval of CEO pay).
•	Annually reviews executive compensation policies and practices.
•	Determines whether proposed goals or structure of awards might have inadvertent effect of encouraging excessive risk or other undesirable behavior.
•	Reviews independence and potential conflict of interest of advisors under applicable NASDAQ listing standards and SEC rules on an annual basis.

Compensation Consultant*	Management	Peer Group

•

Willis Towers Watson, an independent consulting firm specializing in compensation program design and evaluation with significant experience in the financial services industry, retained since 2017.

•

Assists the Compensation Committee in designing and evaluating our compensation program for NEOs.

•

Provides recommendations to the Compensation Committee with respect to executive compensation design.

•

Updates Compensation Committee on Company performance.

•

Reviews performance of senior executives, other than the CEO.

•

Consists of a group of publicly traded banks of similar size, taking into account total revenue, total asset size, market capitalization, return on assets, loan and deposit growth and total stockholder return.

•

Developed with the assistance of WTW.

•

Reviewed and updated annually.

*In 2020, based on its review and information provided by WTW regarding the provision of services, fees, policies and procedures, the presence of any conflicts of interest, ownership of the Company’s stock, and other relevant factors, the Compensation Committee concluded that engaging WTW raised no conflicts of interest concerns, and WTW was deemed to be independent for purposes of its services as an advisor to the Compensation Committee.

2020 Peer Group

The Compensation Committee, with Willis Towers Watson’s assistance, reviewed and updated our Peer Group in 2020, which is presented below, to reflect the significant growth of the Company during the year due to the acquisition of Opus, which nearly doubled the consolidated assets of the Company. The Company ranks in the 56th percentile of the revised Peer Group on the basis of total assets, the 40th percentile on the basis of revenue, and the 48th percentile on the basis of market capitalization.

2020 PEER GROUP

Bank OZK*	Hilltop Holdings, Inc.
BankUnited, Inc.*	Hope Bancorp, Inc.*
Banner Corporation	Independent Bank Group, Inc.
Berkshire Hills Bancorp	International Bancshares Corporation
Cadence Bancorporation*	PacWest Bancorp*
Cathay General Bancorp*	Pinnacle Financial Partners, Inc.*
Columbia Banking System, Inc.*	Prosperity Bancshares, Inc.*
Community Bank System, Inc.*	Texas Capital Bancshares, Inc. *
Cullen/Frost Bankers, Inc.*	Umpqua Holdings Corporation*
CVB Financial Corp.*	Valley National Bancorp*
Glacier Bancorp, Inc.*	Western Alliance Bancorporation*
Great Western Bancorp, Inc	Wintrust Financial Corporation*

*Also a member of KRX Index composite.

STOCKHOLDER OUTREACH AND “SAY-ON-PAY”

We provide our stockholders the ability to annually cast their advisory vote on the compensation of our NEOs. In 2020, we received an 81.4% affirmative vote for “say on pay”, after receiving a 94.7% affirmative vote in 2019. While this level of support shows an endorsement of our NEO compensation practices and governance features, we noted the reduction in support from 2019 to 2020 and enhanced our stockholder engagement efforts to better understand feedback and identify if there were specific concerns we could better address as we evaluate and enhance our NEO compensation program.

During 2020 we continued to review our NEO compensation plan design and governance practices with a view towards making advisable changes to the plan design and governance practices, as well as the composition of our peer group, in anticipation of 2021 NEO compensation decisions.

Based in part on our stockholder outreach initiatives over the past few years, we have taken certain actions to make sure our NEO compensation program more closely aligns our performance to stockholder interests, including implementing “double trigger” accelerated vesting provisions for our equity incentive awards and adopting and implementing an incentive compensation “clawback” policy, as well as extending our common stock ownership requirements to all of our NEOs. We have received mostly positive feedback with respect to our executive compensation program, particularly with respect to these recent changes.

During the course of 2020, we engaged directly with our top institutional stockholders, representing in the aggregate approximately 55% of our outstanding shares of common stock (as of September 30, 2020), on a range of topics related to long-term stockholder value, including our ESG initiatives and executive compensation matters. The table below summarizes the feedback we received from these stockholders.

FEEDBACK THEMES	ACTIONS IMPLEMENTED
Readability of executive compensation disclosure.	We enhanced our compensation disclosure in this CD&A to improve clarity of our compensation programs.

Transparency of annual discretionary cash incentive bonuses paid to two NEOs.	We transitioned these two NEOs to our formula-based annual incentive bonus program, which is described in this Proxy Statement.

Linkage between performance and earned incentive compensation.

We continuously evaluate the pay-for-performance elements of our compensation program to determine whether compensation properly reflects our performance on a standalone basis and in the market.

In 2020, due to the impact of CECL as well as the Opus acquisition, the Compensation Committee took particular care to ensure that our compensation program was properly aligned with our performance, on a standalone basis as well as in the market. Please see the discussion under Annual Cash Incentive Program on page 44.

We intend to continue this open discussion regarding our compensation program and will continue to take our stockholder feedback into consideration when making compensation decisions.

ELEMENTS OF EXECUTIVE COMPENSATION PROGRAM

We analyze and adjust the various elements of our executive compensation program annually in an effort to ensure that each element is designed in a way that is consistent with the program principles described above. The purpose and key characteristics of each element of our executive compensation program is summarized below.

Portion of CEO Targeted Direct Compensation	Portion of Other NEO Average Targeted Direct Compensation	Purpose and Key Features
Base Salary

• Purpose: Attraction and Retention of Key Executives.

• Provides a fixed level of compensation for performing essential job functions.

• Level of base salary reflects each NEO’s level of responsibility, leadership, tenure, qualifications, and the competitive marketplace for executive talent in our industry.

• Reviewed annually and adjusted, if appropriate.

Annual Cash Incentive Award

• Purpose: Attraction and Retention of Key Executives / Linkage to Achieving Short-Term Business Goals.

• Motivates NEOs to achieve our short-term business objectives while providing flexibility to respond to opportunities and market conditions.

• 2020 performance goals under the formula-based annual incentive include diluted earnings per share (weighted 40%), average loan growth (weighted 20%), average core deposit growth (weighted 20%), and satisfactory risk management (weighted 20%).*

• Compares performance to industry benchmark to determine final annual cash incentive award.

• Annual cash incentive awards are capped at 200% of target levels.

Long-Term Incentives

• Purpose: Alignment with Stockholder Interests / Linkage to Achieve Long-Term Business Goals / Attraction and Retention of Key Executives.

• Motivates NEOs to achieve our long-term business objectives by tying incentive to long-term metrics and tying value of incentive to value of stock.

• 50% in the form of Restricted Stock Awards (RSAs) and 50% in the form of Restricted Stock Units (RSUs).**

• RSAs vest based on time, 1/3 on each anniversary of the date of grant.**

• RSUs vest based on the achievement of performance goals at the end of a 3-year performance period.

• RSU performance goals are based 50% on rTSR percentile compared to the KRX, 25% on average ROAA percentile compared to the KRX, and 25% on average ROATCE percentile compared to the KRX.

• Payout on the third anniversary of the date of grant ranging between 0% and 200% of a target award.

Other Benefits

• Purpose: Attraction and Retention of Key Executives.

• Qualified retirement plan, health and welfare plans, and minimal perquisites.

• Non-qualified supplemental retirement plan for our CEO and the Bank’s President.

*For 2020, the Compensation Committee adopted a modified discretionary approach. Please see the discussion under Annual Cash Incentive Program on page 44.

**For 2020 only, Mr. Karr and Mr. Rice received only RSAs with time-based vesting over a 5-year period. For 2021, all NEO’s received long-term incentive awards comprised of 50% RSAs and 50% performance-based RSUs.

Base Salary

The Compensation Committee considers base salary levels as part of its process of ensuring that each NEO’s overall compensation package is competitive, including annual and long-term incentives, the target amount of which is generally based on a percentage or multiple of base salary. The base salary of each of our NEOs is within 6% of the 50th percentile of base salaries of our peers. The following table provides information regarding base salaries for our NEOs serving at year-end of each of 2019 and 2020:

ANNUAL BASE SALARY
Name	2019	2020	% Change
Steven R. Gardner	$800,000	$800,000	0.00%
Edward E. Wilcox	$500,000	$500,000	0.00%
Ronald J. Nicolas, Jr.	$475,000	$475,000	0.00%
Michael S. Karr	$350,000	$355,000	1.43%
Thomas E. Rice	$365,000	$370,000	1.37%

Annual Cash Incentive Program

We use a formula-based annual cash incentive program to provide each NEO with a strong incentive to execute our business plan for the year. Our formula- based annual cash incentive program:

•	Applies to our NEOs.

Each executive is assigned a target annual cash incentive, equal to a percentage of base salary.
These target percentages are also based upon the compensation survey data provided by Willis Towers Watson.

•	Is based on performance goals and targets set by the Compensation Committee each fiscal year.

Performance targets and goals are meant to focus the eligible NEOs on the key elements of our strategic and annual financial plan.

An array of performance targets are used that broadly and holistically measure Company performance, so as not to encourage undue risk raking or distort management decisions that arise when executives are incentivized to achieve a narrow performance goal.

Each performance target is set at a level, and is weighted relevant to the other performance targets, based on the Company’s Board-approved annual financial plan for the fiscal year to ensure integrity in goal setting.

Target Annual Cash Incentive as a Prcentage of Base Salary
Steven R. Gardner	100%
Edward E. Wilcox	90%
Ronald J. Nicolas, Jr.	75%
Michael S. Karr	50%
Thomas E. Rice	50%

•

 Compares year-end actual performance to our internal plan targeted performance, and then is adjusted based upon a performance modifier tied to our profitability as compared to an industry benchmark, to determine the percentage of the target annual cash incentive that will be achieved.

Upon receipt of the Company’s audited annual financial statements, the Compensation Committee determines the extent to which the just-ended year’s performance goals have been achieved and the corresponding payout.

Performance below threshold level results in no annual cash incentive payments.
The Compensation Committee has discretion to adjust the level of payout based on its assessment of an eligible NEO’s individual performance and other circumstances relating to the Company’s business.
Historically, we have adjusted our financial results to exclude merger-related costs to enhance the comparison to the selected broader industry benchmark.

As our Compensation Committee was setting performance goals and metrics for the 2020 formula-based annual cash incentive program shortly after the onset of the COVID-19 pandemic, the Compensation Committee considered the potential impact of the confluence of the Opus acquisition and the new CECL accounting standard related to acquisition accounting, as well as the COVID-19 pandemic. The Compensation Committee’s historic practice has been to use the Board-approved annual financial plan to set performance targets for our formula-based annual cash incentive award framework. To ensure integrity in the goal setting process, the Compensation Committee also utilizes relative performance metrics with our industry and peer group. Throughout 2020, the Compensation Committee considered the potential of setting aside the formula-based annual cash incentive award framework due to the significant uncertainty that the convergence of these items caused with respect to financial planning for 2020. The Compensation Committee continued to discuss proceeding in a manner consistent with past practices with respect to the formula-based program and relative weightings of the various performance metrics focused on Profitability, Growth and Risk Management, and the use of the Board-approved financial plan as the basis for performance targets. With the assistance of Willis Towers Watson, the Compensation Committee actively monitored the broader environment with respect to executive compensation and the treatment of 2020 annual cash incentive awards by our peers and the market generally. The Compensation Committee reserved the ability to adopt a modified discretionary approach with respect to the ultimate annual incentive cash awards to reflect appropriate outcomes for the Company, our NEOs and our stockholders.

To that end, our 2020 performance goals and relative weightings were as follows:

Performance Goal/ Weighting	Performance Metric/ Target	Description
Profitability: 40%
	Diluted Earnings Per Share (40%) Target: $1.53	• Links performance to profitable operation.
Growth: 40%
	Average Net Loan Growth (20%) Target: $11,541 M	• Links performance to strategic and organic asset growth in the short term to support long-term stockholder returns.
	Average Non-Maturity Deposit Growth (20%) Target: $10,639 M	• Links performance to growth of low-cost core deposits as a key funding source to support continued strategic and organic growth.
Risk Management: 20%
	Regulatory Risk Management (20%) Target: Pass	• Given our regulatory exam schedule in 2020, and our continued strategic and organic growth, regulatory risk management was an important factor to our overall risk management framework during 2020.
Performance Modifier
ROAA (50%) ROATCE (50%)

• For each measure, comparison to the KBW Regional Bank Index (“KRX”) will enhance or negatively affect the amount of annual cash incentive payments to align incentive pay with performance as compared to the broader industry, ensuring integrity with our annual goal-setting process.

Adjustments to 2020 Formula-Based Annual Cash Incentive Awards

The Compensation Committee continued to monitor the impact of CECL with respect to the Opus acquisition, as well as the impact of the COVID-19 pandemic, throughout 2020. The Company recognized an unusually large loss provision in connection with CECL, which was driven in part by the combination of the Opus acquisition and the COVID-19 economic outlook. The provision for credit loss charge in 2020 included an extraordinary $84.4 million non-cash charge specifically related to the Opus acquisition and the new CECL accounting standard, which we describe in greater detail in our 2020 Annual Report.

The Company also recognized $49.1 million of merger-related costs for the full year 2020 as a result of the Opus acquisition. The Compensation Committee believed that because of the impact of COVID-19, these charges adversely impacted the formula-based annual cash incentive targets utilized by the Compensation Committee and would result in no payout which would not be commensurate with the successes achieved during the year and that would be contrary to our compensation philosophy of paying our executives when the Company has achieved positive results.

In early 2021, when the Compensation Committee was making final determinations with respect to the 2020 formula-based cash incentive program for our NEOs, the Compensation Committee, in consultation with our compensation consultant Willis Towers Watson, adopted a modified discretionary approach that took into consideration the Company’s many quantitative and qualitative achievements in 2020, as highlighted below.

Quantitative Achievements

The Compensation Committee utilized quantitative performance outcomes that were adjusted to eliminate the impact of the $49.1 million of merger-related costs, consistent with our past practice, as well as the $84.4 million CECL-related non-cash provision expense in connection with the Opus acquisition to enhance relative comparisons to the industry and our peers.

Through the Opus transaction, we added significant scale throughout our Western U.S markets. We effectively executed on our integration strategy in the months following closing and quickly began realizing benefits from the transaction. To that end, our fourth quarter 2020 earnings, produced a return on average assets, or ROAA, of 1.41%, and a return on average tangible common equity, or ROATCE, of 17.2%, which would have placed us in 71st and 78th percentiles, respectively, of the KBW Regional Bank Index for the fourth quarter of 2020.

As reflected in the table below, our asset quality, operating efficiency, total risk-based capital, and 1-year and 5-year Total Shareholder Return (TSR), in each case as of December 31, 2020, were in the top half versus the KBW Regional Bank Index (“KRX”) and our Peer Group.

KBW Regional Bank Index				PPBI Peer Group
FY 2020 Metric	PPBI	Median	Percentile Rank	Median	Percentile Rank
ROAA	0.93%*	0.87%	55th	0.96%	50th
ROATCE	11.00%*	11.22%	50th	10.47%	57th
PPNR ROAA**	1.86%*	1.64%	80th	1.66%	71st
Efficiency Ratio	49.8%*	55.5%	65th	51.1%	50th
NPAs	0.15%	0.45%	87th	0.32%	91st
Total RBC	16.31%	14.26%	90th	14.54%	87th
1-Year TSR***	0.35%	(9.97)%	78th	(7.64)%	72nd
3-Year TSR***	(15.81)%	(10.16)%	39th	(7.23)%	40th
5-Year TSR***	58.47%	22.86%	80th	32.46%	71st

* Percentages are reported on an adjusted basis. Please refer to the “GAAP Reconciliations” included in Annex A to this proxy statement.

** Pre-provision net revenue return on average assets (PPNR ROAA) is calculated as the sum of net interest income before provision for credit losses and total noninterest income less noninterest expense, exclusive of merger-related costs of $49.1 million, divided by average assets

*** Total shareholder return (TSR) assumes dividends paid during the performance period are reinvested.

Qualitative Achievements

Qualitatively, our management team effectively executed on several important strategic and operationally critical initiatives in 2020.

We were there for our clients, our employees and our communities throughout the COVID-19 pandemic. Throughout the pandemic, our management team consistently found ways to deliver for our clients, our communities and our employees. Specifically, we:

Designed and implemented a loan modification program and granted accommodations on $2.24 billion of loans, which represented approximately 16% of our loan portfolio at the time;

Funded over $1.12 billion of PPP loans for over 3,700 of our business clients, supporting their operations and employees through the pandemic;

Waived non-sufficient funds/overdraft fees and early withdraw fees on CDs, and increased daily cash withdrawal limits on ATM/Debit cards;

Provided Company-wide PPE provisions, enhanced cleaning protocols, and reconfigured corporate headquarters and branches to keep employees safe;

Offered and paid for on-site rapid COVID-19 testing for all employees and their partners;

Provided ongoing education to employees on the efficacy of vaccines, provided resources regarding available vaccines and awarded hourly employees receiving a vaccination during business hours a 4-hour pay allocation;

Awarded special appreciation bonus and increased benefits, and paid branch employees full-time for partial days worked when branches were opened for reduced hours;

Reviewed our organization’s approach and processes to help us identify our strengths and short-comings in terms of diversity, equality, inclusion and social justice;

Refined and enhanced how we invest in developing and maintaining an equitable and diverse workforce; and

Are making additional investments in organizations and initiatives that support diversity, inclusion and social justice in our communities.

The Opus acquisition has been transformative. The Opus acquisition, which is the largest acquisition in our Company’s history, is the latest example of our proven strategy of value creation through strategic growth. Our team:

Completed the acquisition on June 1, 2020 - just over four months after announcement;

Completed the system conversion, branch consolidations, and staffing adjustments four months after closing, which allowed us to quickly begin realizing the synergies from this transaction;

Deepened our presence throughout California, and enabled us to enter the Seattle, Washington market in a meaningful way with more than $1 billion in deposits, while expanding our presence in Arizona and Oregon, some of the most dynamic economies in the United States;

Added greater operational scale and increased our efficiencies, as evidenced by the decrease in our quarterly efficiency ratio to 48.5% for the fourth quarter of 2020 as compared to 51.9% for the fourth quarter of 2019; and

Enhanced fee income revenue and low-cost deposits by adding the Pacific Premier Trust and Commerce Escrow divisions, which has further diversified our revenue and funding sources.

We prudently managed our capital and our loan portfolio through the pandemic. As the pandemic continued to worsen and materially and adversely affect the economy and our communities, we remained focused on prudent capital management and credit administration.

In June 2020, shortly after we closed the Opus acquisition, we accessed the public debt capital markets and issued $150 million of subordinated debt, which enhanced our liquidity at our holding company, facilitated enhanced flexibility from a capital-planning perspective in order to address the uncertainty that could arise from the COVID-19 pandemic, and eliminated reliance on the Bank for dividends to support capital management activities at the holding company level.

In July 2020, we sold our entire PPP loan portfolio to a third party well-suited to service these types of loans and to assist our clients with navigating the PPP loan forgiveness program, which allowed us to re-focus our team on core operational matters and continued Opus integration efforts and to realize a $19.0 million gain on sale.

We prudently managed the COVID-19-related loan modification program described above and, by December 31, 2020, only 52 loans with an aggregate amortized cost of $79.5 million, or 0.6% of total loans held for investment, remained under modification.

2020 Incentive Compensation Payouts

Looking at the complete picture of successes and challenges during 2020, it was clear to the Compensation Committee that the annual cash incentive for the NEOs that resulted from the application of the pre-approved formula was not appropriate. The pre-approved annual cash incentive formula relied on metrics that would have penalized the management team for executing the Company’s acquisition-focused strategy as a result of the confluence of the Opus acquisition, CECL, and the COVID-19 pandemic, and would have failed to recognize our management team’s actions that protected and enhanced long-term stockholder value but that would not be reflected in these numerical assessments. Specifically, the two modifier metrics, relative ROAA and relative ROATCE, which, in addition to EPS, are directly and negatively affected by the Opus-related CECL non-cash provision expense and merger-related costs described above, were realized below the threshold level and would have resulted in no annual cash incentive payout.

The Compensation Committee, when examining the Company’s achievements and challenges during 2020, determined that the NEOs had each contributed to financial performance that the Compensation Committee viewed as successful when considered on an “apples-to-apples” comparison with our peers. If each of the relative performance metrics had been adjusted to remove the outsized impact of CECL that was related to the Opus acquisition ($84.4 million), as well as the Opus merger-related costs ($49.1 million), this would have resulted in a payout at the 119.0% level. The Compensation Committee determined that a payout above 100% of the target level would not reflect an appropriate alignment between our NEOs annual cash incentive pay and stockholders’ interests given the overall economic environment caused by the COVID-19 pandemic.

As a result, the Compensation Committee, in consultation with our compensation consultant Willis Towers Watson, adopted a modified discretionary approach with respect to the 2020 annual cash incentive program, considering both the Company’s performance with respect to the pre-selected performance metrics as well as qualitative factors, to determine an appropriate annual cash incentive payment for the NEOs. After taking into account the three factors of stockholder value, profitability and risk management, the Compensation Committee determined that it would be appropriate, and in line with our compensation philosophy, to use the adjusted metrics to determine the level of performance (i.e. the modified discretionary approach), and then exercise discretion to provide an annual cash incentive amount to the NEOs at 95% of the target level.

It is important to note that the Committee did not view this decision as outcome determinative. Each of the adjustments that were made to determine the payout amounts were made because they resulted in a more accurate “apples to apples” comparison of the Company’s financial results to our peers and because of unforeseeable circumstances in 2020 that rendered the initial formula inappropriate.

STI PAYOUTS CALCULATED BASED UPON ADJUSTED METRICS

*Represents category adjusted to eliminate the impact of $84.4 million of Opus acquisition-related provision for credit losses (a non-cash expense item) required by CECL, framework, and $49.1 million of Opus merger-related costs. Please refer to the “GAAP Reconciliations” included in Annex A to this proxy statement.

THE COMPENSATION COMMITTEE EXERCISED DISCRETION

119%
Discretion
−24%
95%
120%
110%
100%
90%
80%
70%
60%
50%
Payout % Based on Adjusted Results
Actual Payout %

ACTUAL STI PAYOUTS USING MODIFIED DISCRETIONARY APPROACH

Name	Actual Award as % of Target	Actual Award
Steven R. Gardner	95%	$ 765,757
Edward E. Wilcox	95%	$ 431,518
Ronald J. Nicolas, Jr.	95%	$ 339,994
Michael S. Karr	95%	$ 169,708
Thomas E. Rice	95%	$ 175,750

The 2020 annual cash incentive awards were paid on March 30, 2021, following the completion of our audit for the fiscal year ended December 31, 2020. The payouts are reflected as 2020 compensation in the Summary Compensation Table on page 54 of this Proxy Statement in the column labeled “Non-Equity Incentive Plan Compensation.”

Long-Term Incentive Awards

The Compensation Committee grants long-term incentive awards to our eligible NEOs and to a broader group of employees under our 2012 Long-Term Incentive Plan in order to align the interests of our management team with the interests of our stockholders and to create substantial incentives for the team to achieve our long-term goals. These awards enable us to provide competitive compensation to help in the recruitment of executives and employees and also, through vesting provisions, help to promote retention and long-term service of executives and key employees.

Restricted Stock Awards

    50% of the target LTIP award for each NEO.*

    Time-based vesting.

    Vest as to 1/3 of the award of each of the first three anniversaries of the date of grant.*

   Purpose: Retention of key NEOs and alignment with the interests of stockholders.

Restricted Stock Units (RSUs)

    50% of the target LTIP award for each NEO.*

    Performance-based vesting.

   Three year performance period.

   Vesting is contingent on Company’s stock performance and overall profitability over the performance period.

   Purpose: Retention of key NEOs and alignment with the interests of stockholders.

*	For 2020 only, Mr. Karr and Mr. Rice received only RSAs with time-based vesting over a 5-year period.

Details of RSU Awards, 2020-2022 Performance Period

•

Performance Goals. The RSUs are 50% subject to a three-year rTSR performance goal, 25% subject to a relative average ROAA performance goal, and 25% subject to a relative average ROATCE performance goal.

°	Each of these performance goals (rTSR, average ROAA, and average ROATCE) are measured relative to the KRX members on a percentile basis.

•	Determination of Vesting. At the end of the three-year performance period, the Compensation Committee assesses the Company’s performance and determines whether any RSUs vest and become payable.
°	RSU vesting can range from 0% to 200% of target based on the achievement of the foregoing performance goals.
°

If a performance metric falls between two levels, the Compensation Committee will use straight-line interpolation between RSU vesting percentages to determine the vested number of such portion of the RSUs for the three-year performance period.

•

Cap on Award for Negative Performance. If the Company’s actual result with respect to a performance metric is negative at the end of the three-year performance period, the maximum amount of that portion of the RSUs that may vest is the target.

The following table provides information on the 2020 long-term incentive awards granted to each NEO.

Name	Restricted Stock Award (# of Shares)	Award Grant Date Fair Value	RSUs (# of RSUs at Target)	Award Grant Date Fair Value
Steven R. Gardner	92,887	$1,749,991	92,887	$ 1,686,827
Edward E. Wilcox	33,174	$ 624,998	33,174	$ 602,440
Ronald J. Nicolas, Jr.	33,174	$ 624,998	33,174	$ 602,440
Michael S. Karr	15,000	$ 282,600	*	*
Thomas E. Rice	20,000	$ 376,800	*	*

*	For 2020 only, Mr. Karr and Mr. Rice received only RSAs with time-based vesting over a 5-year period.

Vesting of RSUs from 2018-2020 Performance Period

We granted performance-based RSUs in 2018 that vested based on the satisfaction of performance goals over a three-year performance period that ended December 31, 2020, contingent on the Company’s stock performance over the three-year performance period.

These RSUs were subject to a three-year rTSR performance as compared to the KRX. At the end of the three-year performance period, RSU vesting could range from 0% to 200% based on the Company’s three-year rTSR percentile rank compared to the KRX for that same period. If the Company’s KRX rating for rTSR was below the 25th percentile (the “threshold level”) at the end of the three-year performance period, no RSUs granted in 2018 would vest and they would instead be forfeited in their entirety. If the Company’s KRX rating for rTSR reached the 25th, 75th or 90th percentiles at the end of the three-year performance period, 100%, 150% or 200%, respectively, of the RSUs granted in 2018 would vest on the third anniversary of the 2018 grant date. If the Company’s rTSR percentile reached the threshold level, the Compensation Committee would use straight-line interpolation between RSU vesting percentages to determine the vested number of RSUs for the three-year performance period, which in no event may exceed 200% of the targeted RSUs. If the Company’s actual TSR was negative at the end of the three-year performance period, the maximum amount of RSUs that may vest is the target.

In February 2021, the Compensation Committee determined that the rTSR compared to the KRX for the 2018-2020 performance period reached the 45.65th percentile. Therefore, 91.3% of the RSUs vested on February 28, 2021. The Compensation Committee did not adjust any aspect of the formula with respect to any long-term incentive awards.

Retirement Plans

The Company provides a 401(k) Plan to all employees of the Company, which allows employees to defer a portion of their compensation and contribute such amount to the plan on a pre-tax basis. For 2020, the Company matched 100% of employee contributions up to three percent of the employee’s compensation and matched 50% of the employee contributions up to an additional two percent of compensation. In addition, Mr. Gardner and Mr. Wilcox participate in our Salary Continuation Plan, a non-qualified supplemental retirement plan that provides for the annual benefit of $200,000 for Mr. Gardner and $100,000 for Mr. Wilcox upon a normal retirement at or after age 62, payable for 15 years. The Company may also provide nonqualified, deferred compensation plans to NEOs, as designated by the Compensation Committee.

Other Benefits

Our compensation process focuses our executives on goals and objectives that are in the best interests of the Company and stockholders. Other than certain perquisites to our executive officers such as an automobile allowance or use of a company vehicle, reimbursement of relocation expenses, reimbursement of club dues for clubs that are used frequently for business purposes, and life and disability insurance, the Company does not provide any other compensation benefits.

EXECUTIVE COMPENSATION POLICIES

Clawback

If we restate our financial statements, or a financial statement or the calculation of a performance goal or metric is materially inaccurate, the Compensation Committee may require recoupment from our executive officers, including our NEOs, of the portion of any annual bonus, equity or equity-based incentive compensation paid, provided or awarded to any executive officer on or after January 1, 2018 that represents the excess over what would have been paid if such event had not occurred, as determined by the Compensation Committee in its sole discretion.

Stock Ownership Requirements

Our common stock ownership requirement for our CEO and our executive officers is calculated as a multiple of base salary, as noted below:

Position	Minimum Ownership of Common Stock (Multiple of Base Salary)
CEO	5.0x
Other NEOs	3.0x

The Company’s CEO is already subject to, and compliant with, the ownership requirement. The other NEOs and any new NEO must satisfy the ownership requirement within five years of the later of November 15, 2017, or the date of their appointment to the applicable position. We believe that the Stock Ownership Guidelines result in significant common stock ownership by our executive officers and align the interests of our executive officers with those of our stockholders.

Stock ownership is determined from the totals on Table 1 of Form 4 “Statement of Changes in Beneficial Ownership of Securities”, as filed by the Company with the SEC on behalf of the Company’s executive officers. Qualifying shares that count toward the ownership requirement include:

•	shares owned outright (including shares in existing brokerage accounts, and shares acquired upon stock option exercises or the vesting of RSUs or performance share awards);
•	restricted stock and RSUs issued and held, whether or not vested;
•	shares acquired upon stock option exercises;
•	shares or share equivalent units deferred; and
•	vested stock options, where the attributed value will equal 50% of the in-the-money value of the outstanding option.

There may be instances where the share ownership policy would place a severe hardship. In such instances, the Compensation Committee will make the final decision that reflects both the intention of the policy and the personal circumstances of the individual seeking relief from the policy.

Anti-Hedging Policy

Our Share Ownership and Insider Trading and Disclosure Policy prohibits all directors and executive officers from purchasing financial instruments designed to hedge or offset any decrease in the market value of the Company’s equity securities. We believe that these instruments result in an individual no longer being exposed to the full risks of ownership of our stock and, accordingly, the interests of our directors and executive officers could be different from stockholder objectives. To that end, our directors and officers are prohibited from engaging in the purchase or sale of puts, calls, options, or other derivative securities based on the Company’s securities. This prohibition also includes hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership. Finally, directors and officers may not purchase the Company’s securities on margin, or borrow against any account in which Company securities are held. The prohibitions in this paragraph do not apply to the exercise of stock options granted as part of a Company incentive plan.

Anti-Pledging Policy

Our anti-pledging policy prohibits all directors and executive officers from pledging the Company’s equity securities or using the Company’s equity securities to support margin debt. We believe that the pledging of shares by directors and executives is adverse to the interests of our stockholders.

Tax Deductibility of Compensation Expense

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally places a $1 million limit on the amount of compensation a company can deduct in any one year for certain executive officers. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.

Following the Tax Cut and Jobs Act of 2017, Section 162(m) of the Code exempts qualifying performance-based compensation with respect to taxable years beginning on or before December 31, 2017 that is payable pursuant to a binding written agreement that was in effect on November 2, 2017. Thus, only performance-based awards outstanding on that date or awarded pursuant to a binding written agreement on that date may be exempt from the Section 162(m) of the Code deductibility cap. Effectively, the Tax Cut and Jobs Act of 2017 eliminated the ability to rely on the ‘performance-based’ exception under Section 162(m) of the Code with respect to new awards and compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Despite the Compensation Committee’s efforts to structure the executive team annual cash incentives and performance-based awards in a manner intended to be exempt from Section 162(m) and, therefore, not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) of the Code and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing Section 162(m)’s exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) of the Code if it determines that such modifications are consistent with our business needs.

Despite the changes to Section 162(m) of the Code, the Compensation Committee and the Board believe that performance-based compensation rewards executive officers for the achievement of specific annual strategic goals, and promotes sustainable growth as well as creates long-term stockholder value even though some compensation awards may result in non-deductible compensation expenses and will continue to grant performance-based awards.

Therefore, the Compensation Committee and the Board may grant awards and approve compensation that may not be deductible for income tax purposes.

CEO PAY RATIO DISCLOSURE

Our compensation and benefits philosophy and the overall structure of our compensation and benefit programs are broadly similar across the organization to encourage and reward all employees who contribute to our success. We strive to ensure the pay of each of our employees reflects the level of their job impact and responsibilities and is competitive within our peer group. Compensation rates are benchmarked and set to be competitive in the markets in which we operate. As a result of rules the SEC adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing the following disclosure about the ratio of the annual total compensation of our chief executive officer to the median annual total compensation of our employees. The paragraphs that follow describe our methodology and the resulting pay ratio for the year ended December 31, 2020.

Measurement Date. We identified the median employee using our employee population on December 31, 2020.

Consistently Applied Compensation Measure (CACM). Under the relevant rules, we were required to identify the median employee by use of a “consistently applied compensation measure,” or CACM. We chose a CACM that closely approximates the annual total direct cash compensation of our employees, which we gathered from payroll data. Specifically, we identified the median employee by looking at annual base pay, inclusive of overtime pay actually received. We did not consider equity awards as part of our CACM because those awards are not distributed widely among our employees. We did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis. We annualized the base salary paid to those full-time employees who commenced work with us during 2020 and therefore did not work for us the entire calendar year.

Methodology and Pay Ratio. We had 1,455 full-time and 45 part-time employees at the measurement date who all reside within the United States and therefore we did not exclude anyone based on the 5% foreign exemption rule. Using the salary plus overtime compensation data, we reviewed data for employees within +/-5% of the median. We then reviewed the total compensation of each of these employees based on Summary Compensation Table disclosure rules Item 402(c)(2)(x) of Regulation S-K and determined the median employee. The median employee earned $88,750 in 2020.

Our CEO’s compensation as reported in the Summary Compensation Table was $5,127,540 for the year ended December 31, 2020. Therefore, our CEO to median employee pay ratio is 58:1.

Our pay ratio is a reasonable estimate calculated based on rules and guidance provided by the SEC based on our payroll and employment records and the methodology described above. The SEC rules allow for varying methodologies for companies to identify their median employee; and other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Consequently, the pay ratios reported by other companies are unlikely to be relevant or meaningful for purposes of comparison to our pay ratio as reported here.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement as required by Item 402(b) of Regulation S-K promulgated by the SEC and, based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Barbara S. Polsky, Chair

Cora M. Tellez

Jaynie M. Studenmund

Jeffrey C. Jones

Joseph L. Garrett

SUMMARY COMPENSATION TABLE

The NEOs for 2020 consisted of Steven R. Gardner, Chairman, President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of the Bank, Edward E. Wilcox, President and Chief Operating Officer of the Bank, Ronald J. Nicolas, Jr., Senior Executive Vice President and Chief Financial Officer of the Company and the Bank, Michael S. Karr, Senior Executive Vice President and Chief Risk Officer of the Bank, and Thomas E. Rice, Senior Executive Vice President and Chief Innovation Officer of the Bank. The following table shows the compensation of the NEOs for services to the Company or the Bank during the years ended December 31, 2018, 2019, and 2020.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary	Bonus	Restricted Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value (Nonqualified Compensation Contribution)(3)	All Other Compensation(4)	Total
Steven R. Gardner	2020	$805,800	$—	$3,436,818	$—	$765,757	$—	$119,165	$5,127,540
Chairman, President and	2019	797,900	—	3,322,686	—	907,264	150,936	100,467	5,279,253
Chief Executive Officer	2018	750,800	—	2,495,078	—	913,594	290,138	205,902	4,655,512
Edward E. Wilcox	2020	504,500	—	1,227,438	—	431,518	60,939	59,327	2,283,722
President and Chief Operating	2019	498,500	—	1,533,566	—	510,336	57,399	59,879	2,659,680
Officer of the Bank	2018	464,100	—	970,277	—	509,785	54,064	122,004	2,120,230
Ronald J. Nicolas, Jr	2020	477,100	—	1,227,438	—	339,994	—	55,122	2,099,654
Senior Executive Vice President and	2019	472,400	—	894,592	—	404,016	—	57,371	1,828,379
Chief Financial Officer	2018	409,000	—	637,465	—	376,218	—	106,193	1,528,876
Michael S. Karr	2020	356,100	169,708	282,600	—	—	—	54,108	862,516
Senior Executive Vice President and	2019	348,500	175,000	511,170	—	—	—	56,446	1,091,116
Chief Risk Officer	2018	315,600	—	443,545	—	191,855	—	99,162	1,050,162
Thomas E. Rice	2020	369,000	175,750	376,800	—	—	—	50,045	971,595
Senior Executive Vice President and	2019	365,000	182,500	562,318	—	—	—	59,811	1,169,628
Chief Innovation Officer	2018	364,700	—	554,431	—	222,308	—	89,453	1,230,892

(1)	These amounts represent the aggregate grant date fair value of restricted stock and RSUs granted in 2020, 2019 and 2018, calculated in accordance with Financial Accounting Standards Board Account Standards Codification Topic 718 (“FASB ASC Topic 718”). Assumptions used in the calculation of these amounts are discussed in Note 17 to our Consolidated Audited Financial Statements for the fiscal year ended December 31, 2020, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Fair value is based on 100% of the closing price per share of our common stock on the date of grant for all RSUs, the vesting of which are based on the market performance of shares of our common stock as compared to the KRX and the valuation date fair value of which is based on a Monte Carlo simulation used to account for the market condition. The number of awards granted in 2019 is reflected in the “Grants of Plan-Based Awards in 2020” table, below. The fair value of the RSUs granted in 2020, 2019, and 2018 is shown in this table assuming the target level of RSUs will be earned. The fair value of the RSUs granted in 2020, if earned at the maximum performance level, would equal $3,373,654 for Mr. Gardner; $1,204,880 for Mr. Wilcox; $1,204,880 for Mr. Nicolas.

(2)	Amounts represent payouts of our annual cash incentive awards in 2018, 2019, and 2020 related to fiscal years 2020, 2019, and 2018 respectively. See “Executive Compensation Discussion & Analysis – Annual Cash Incentive Program.”

(3)	Amounts in this column represent Company contributions under our Salary Continuation Plan. See “Nonqualified Deferred Compensation,” below.

(4)	All Other Compensation consisted of amounts shown in the “All Other Compensation” table below.

ALL OTHER COMPENSATION
Name	Year	401(k) Contributions	Auto(1)	Insurance(2)	Vacation Payout	Financial and Tax Planning	Other(3)	Total
Steven R. Gardner	2020	$11,400	$24,850	$23,357	$—	$17,920	$41,638	$119,165
Edward E. Wilcox	2020	11,400	11,130	18,877	—	17,920	—	59,327
Ronald J. Nicolas, Jr.	2020	11,400	7,200	18,602	—	17,920	—	55,122
Michael S. Karr	2020	9,107	7,200	19,881	—	17,920	—	54,108
Thomas E. Rice	2020	3,102	7,200	21,823	—	17,920	—	50,045

(1)	For Messrs. Gardner and Wilcox, the amounts represent the cost to the Company to provide the use of a company-leased vehicle. For Messrs. Nicolas, Karr and Rice, the amounts reflect an automobile allowance.

(2)	The amount represents life insurance premiums and health care benefits.

(3)	The amount represents club membership fees.

GRANTS OF PLAN-BASED AWARDS IN 2020

The following table includes information about awards granted to the NEOs in 2020. All of the awards shown were granted under the 2012 Long-Term Incentive Plan.

GRANTS OF PLAN-BASED AWARDS IN 2020
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)	and Option Awards ($)
Steven R. Gardner		403,030	806,060	1,209,090
	3/31/2020				46,444	92,887	185,774		1,686,827(1)
	3/31/2020							92,887(2)	1,749,991
Edward E. Wilcox		227,115	454,229	681,344
	3/31/2020				16,587	33,174	66,348		602,440 (1)
	3/31/2020							33,174(2)	624,998
Ronald J. Nicolas, Jr.		181,330	357,888	539,218
	3/31/2020				16,587	33,174	66,348		602,440 (1)
	3/31/2020							33,174(2)	624,998
Michael S. Karr		—	—	—
	3/31/2020				—	—	—		—(1)
	3/31/2020							15,000(2)	282,600
Thomas E. Rice		—	—	—
	3/31/2020				—	—	—		—(1)
	3/31/2020							20,000(2)	376,800

(1)	Amounts relate to RSUs granted in 2020. Dividends are accrued and paid at the time of vesting. The grant date fair value of RSUs, which may be earned at varying levels based on performance over the period 2020-2022, is shown in this table assuming that the targeted level of RSUs will be earned by performance. Depending on the actual performance achieved, the reporting person may receive between 0% and 200% of such targeted amount. The RSUs will vest, if at all, on March 31, 2023. Details regarding the applicable performance goals are set forth above under the heading “Long-Term Incentive Awards”.

(2)	Amounts relate to RSAs granted in 2020 that vest in equal installments over a three-year period. Dividends are paid on unvested RSAs at the same rate as dividends are paid to stockholders on the Company’s common stock.

OUTSTANDING EQUITY AWARDS

The following table reflects the equity awards that have been previously awarded to each of the NEOs and which remained outstanding as of December 31, 2020.

2020 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Steven R. Gardner	2/28/2018	—	—	—	—	—	8,918(2)	279,401	28,657(6)	897,824
Chairman, President and	2/28/2019	—	—	—	—	—	36,293(3)	1,137,060	57,917(7)	1,814,540
Chief Executive Officer	3/31/2020	—	—	—	—	—	92,887(4)	2,910,150	96,033(8)	3,008,714
Edward E. Wilcox	1/2/2013	2,531	—	—	10.44	1/2/2023	—	—	—	—
President and Chief	1/2/2014	25,000	—	—	15.68	1/2/2024	—	—	—	—
Banking Officer	1/28/2015	35,000	—	—	15.16	1/28/2025	—	—	—	—
	2/28/2018	—	—	—	—	—	3,468(2)	108,652	11,144(6)	349,142
	2/28/2019	—	—	—	—	—	16,751(3)	524,809	26,732(7)	837,514
	3/31/2020	—	—	—	—	—	33,174(4)	1,039,341	34,298(8)	1,074,556
Ronald J. Nicolas, Jr.	2/28/2018	—	—	—	—	—	2,279(2)	71,401	7,323(6)	229,430
Senior Executive Vice President and	2/28/2019	—	—	—	—	—	9,772(3)	306,157	15,593(7)	488,529
Chief Financial Officer	3/31/2020						33,174(4)	1,039,341	34,298(8)	1,074,556
Michael S. Karr	1/2/2014	20,000	—	—	15.68	1/2/2024	—	—	—	—
Senior Executive Vice President and	1/28/2015	25,000	—	—	15.16	1/28/2025	—	—	—	—
Chief Risk Officer	2/28/2018		—	—	—	—	1,586(2)	49,689	5,094(6)	159,595
	2/28/2019		—	—	—	—	5,584(3)	174,947	8,909(7)	279,119
	3/31/2020		—	—	—	—	15,000(5)	469,950	—	—
Thomas E. Rice	1/2/2014	16,171	—	—	15.68	1/2/2024	—	—	—	—
Senior Executive Vice President and	1/28/2015	2,964	—	—	15.16	1/28/2025	—	—	—	—
Chief Innovation Officer	2/28/2018	—	—	—	—	—	1,982(2)	62,096	6,367(6)	199,478
	2/28/2019	—	—	—	—	—	6,142(5)	192,429	9,801(7)	307,065
	3/31/2020	—	—	—	—	—	20,000(3)	626,600	—	—

(1)	Market value is determined using the December 31, 2020 closing price of the Company’s common stock of $31.33 per share.

(2)	Time-based RSAs scheduled to vest on February 28, 2021.

(3)	Time-based RSAs scheduled to vest in two equal installments on February 28, 2021 and 2022.

(4)	Time-based RSAs scheduled to vest in three equal installments on March 31, 2021, 2022, and 2023.

(5)	Time-based RSAs scheduled to vest at a rate of 20% on March 31, 2021, 2022, 2023, 2024, and 2025.

(6)	Performance-based RSUs that may vest upon achievement of certain predetermined performance goals and assuming continued employment through the vesting period. Depending on the actual performance achieved, the reporting person may receive between 0% and 200% of such targeted amount. The Restricted Stock Units will vest, if at all, on February 28, 2021. Vesting will be tied entirely to performance, measured by a 3-year average relative total shareholder return percentile range compared to the KRX.

(7)	Performance-based RSUs that may vest upon achievement of certain predetermined performance goals and assuming continued employment through the vesting period. Depending on the actual performance achieved, the reporting person may receive between 0% and 200% of such targeted amount. The RSUs will vest, if at all, on February 28, 2022. 50% vesting will be tied entirely to performance, measured by a 3-year average relative total shareholder return percentile range compared to the KRX. 25% vesting will be based on the Company’s average ROAA percentile performance as compared to the KRX companies over the Performance Period. 25% vesting will be based on the Company’s average ROATCE percentile performance as compared to the KRX companies over the Performance Period.

(8)	Performance-based RSUs that may vest upon achievement of certain predetermined performance goals and assuming continued employment through the vesting period. Depending on the actual performance achieved, the reporting person may receive between 0% and 200% of such targeted amount. The Restricted Stock Units will vest, if at all, on March 31, 2023. 50% vesting will be tied entirely to performance, measured by a 3-year average relative total shareholder return percentile range compared to the KRX. 25% vesting will be based on the Company’s average ROAA percentile performance as compared to the KRX companies over the Performance Period. 25% vesting will be based on the Company’s average ROATCE percentile performance as compared to the KRX companies over the Performance Period.

EXERCISED OPTIONS AND RESTRICTED STOCK VESTED IN 2020

The following table reflects the number of shares of our common stock acquired by our NEOs upon exercise of outstanding stock options and vesting of restricted stock awards during the fiscal year ended December 31, 2020.

2020 OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Steven R. Gardner	—	—	45,897	1,289,289
Edward E. Wilcox	—	—	15,192	410,862
Ronald J. Nicolas, Jr.	—	—	9,048	244,091
Michael S. Karr	52,000	847,299	5,841	158,945
Thomas E. Rice	—	—	6,518	176,432

(1)	The value realized upon exercise is the difference between the closing price of the Company’s common stock on the date of exercise and the exercise price of the options, multiplied by the number of shares acquired upon exercise.

(2)	Amounts do not take into consideration any shares withheld by the Company to satisfy employee income taxes.

(3)	Represents the value realized upon the vesting of RSAs and RSUs, based on the market value of the awards on the vesting date.

NONQUALIFIED DEFERRED COMPENSATION

The Bank implemented our Salary Continuation Plan in 2006 (amended in 2013). The Salary Continuation Plan is an unfunded nonqualified supplemental retirement plan for Mr. Gardner and Mr. Wilcox. The Salary Continuation Plan, as amended, provides for the annual benefit of $200,000 for the CEO and

$100,000 for Mr. Wilcox upon a normal retirement at or after age 62, payable for 15 years. Such benefit would be paid in 12 monthly installments commencing the month after normal retirement. The Salary Continuation Plan also provides for a reduced annual benefit (at December 31, 2020, this annual amount was $200,000 for Mr. Gardner and $36,170 for Mr. Wilcox, payable for 15 years), payable upon termination before normal retirement age (including an early retirement or termination due to disability), and provides for accelerated payment of a specified lump sum amount upon the NEO’s termination due to death or a change in control, as that term is defined under Code Section 409A. See “Summary of Potential Termination Payments” below.

The amount expensed in 2020 under the Salary Continuation Plan amounted to an aggregate of $511,014, of which $0 was for Mr. Gardner, and $60,939 was for Mr. Wilcox (the remainder of the aggregate expense was associated with former executives of financial institutions that have been acquired by the Company). The Salary Continuation Plan was accounted for in accordance with FASB ASC Topic 715 as of December 31, 2020.

Name	Aggregate Balance at Fiscal Year-End Prior to Last Fiscal Year-End ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Steven R. Gardner	1,985,192	—	—	—	1,985,192
Edward E. Wilcox	298,085	60,939	—	—	359,024

EMPLOYMENT AGREEMENTS, SALARY CONTINUATION PLANS, SEVERANCE, AND CHANGE-IN-CONTROL PAYMENTS

We have entered into employment agreements with each of our NEOs. We believe employment agreements serve a number of functions in that they (i) promote retention of our NEOs, (ii) promote complete and consistent documentation and mutual understanding of employment terms, (iii) mitigate uncertainty about future employment and continuity of management in the event of a change in control, (iv) help meet legal requirements under tax laws and other regulations, (v) avoid frequent renegotiation of employment terms, and (vi) protect the Company, the Bank and the Bank’s customers through confidentiality and non-solicitation covenants. The employment agreements with Mr. Gardner and Mr. Nicolas are with the Company and the Bank. The remainder of our NEO employment agreements are between the Bank and the NEO. Set forth below is a summary of the material terms of our NEO employment agreements.

Material Term	Summary
Term

Mr. Gardner’s employment agreement has a term of three (3) years. The employment agreements for each of our other NEOs has a term of one (1) year. On each annual anniversary date of an NEO employment agreement, the term automatically is extended for an additional one-year period by either or both of the Company’s and the Bank’s Boards of Directors, as the case may be, unless the NEO, on the one hand, or either or both of the Company or the Bank, as the case may be, on the other hand, gives written notice to the other party of its election not to extend the term of NEOs employment agreement, with such notice to be given not less than ninety (90) days prior to any such anniversary date. If such notice is given by either party, then the NEOs employment agreement will terminate at the conclusion of its remaining term.

Base Salary	Each NEO employment agreement establishes a minimum base salary, which may be increased from time to time in such amounts as may be determined by either or both of the Company’s and the Bank’s Boards of Directors, as the case may be. The minimum base salaries for Messrs. Gardner, Wilcox, Nicolas, Karr and Rice are $600,000, $325,000, $300,000, $275,000 and $275,000, respectively.

Discretionary Performance Bonus	Each NEO is eligible for a discretionary performance bonus based on his individual performance and the overall performance of the Company and the Bank, with eligibility and the amount of any such bonus to be at the discretion of the Compensation Committee of the Board of Directors. Maximum discretionary performance bonuses are determined as a percentage of annual base salary. The maximum discretionary performance bonus percentages are 150% for Mr. Gardner, 135% for Mr. Wilcox, 113% for Mr. Nicolas, and 75% for each of Messrs. Karr and Rice.

Other Benefits	Mr. Gardner receives the use of an automobile paid for by the Company and the Bank. Each NEO also is entitled to participate in any pension, retirement or other benefit plan or program given to employees and executives of either or both of the Company and the Bank, as the case may be, to the extent commensurate with the NEOs then duties and responsibilities as fixed by the Boards of Directors of either or both of the Company and the Bank, as the case may be.

Termination	Pursuant to each NEOs employment agreement, either or both of the Company and the Bank have the right, at any time upon prior notice of termination, to terminate the NEOs employment for any reason, including, without limitation, termination for “cause”(1) or disability, and each NEO has the right, upon prior notice of termination, to terminate his employment with either or both of the Company and the Bank, as the case may be, for any reason.

Termination Following Change in Control; Termination for Good Reason

In the event that an NEOs employment is terminated (i) by either or both of the Company and the Bank, as the case may be, for other than cause, disability or the NEOs death, and such termination occurs within two (2) years following a “change in control”(2) (as defined in the relevant employment agreement), or (ii) by the NEO due to a material breach of his employment agreement by either or both of the Company and the Bank, as the case may be, or for “good reason”(3), then the NEO will be entitled to receive a lump sum cash severance amount equal to the product of (x) the sum of his base salary plus his incentive bonus for the previous year as in effect immediately prior to the date of termination (y) multiplied by three (3) in the case of Mr. Gardner, two and ninety-nine hundredths (2.99) in the case of Mr. Wilcox, and two (2) in the case of each other NEO, and in each case less taxes and other required withholding.

In addition, the NEO also will be entitled to receive for a period ending at the earlier of (i) the third anniversary of the date of termination with respect to Mr. Gardner, or the first anniversary of the date of termination with respect to each other NEO, or (ii) the date of his full-time employment by another employer, at no cost to him, the continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements in which he was entitled to participate immediately prior to the date of termination, other than any stock option or other stock compensation plans or bonus plans of either or both of the Company and the Bank, as the case may be; provided, however, if an NEOs participation in any such plan, program or arrangement is barred, then either or both of the Company and the Bank, as the case may be, will arrange to provide him with benefits substantially similar to those he was entitled to receive under such plans, programs and arrangements.

Termination Not Following Change in Control	In the event that an NEOs employment is terminated by either or both of the Company and the Bank, as the case may be, for other than cause, disability or the NEOs death, and such termination does not occur in conjunction with a change in control or two (2) years after a change in control, then the NEO will be entitled to receive a lump sum cash severance amount equal to the sum of (x) his base salary as in effect immediately prior to the date of termination multiplied by (y) three (3), in the case of Mr. Gardner, and one (1) in the case of each other NEO, and in each case less taxes and other required withholding. In addition, the NEO will be entitled to receive the benefits described in the second paragraph under “Termination Following a Change in Control; Termination for Good Reason” immediately above.

Termination for Cause or by the NEO Other Than for Disability or Good Reason	In the event that an NEOs employment is terminated by either or both of the Company and the Bank, as the case may be, for cause, or an NEO terminates his employment other than for disability or good reason, the NEO will have no right to compensation or other benefits for any period after the applicable date of termination other than for base salary accrued through the date of termination.

Termination as a Result of Death or Disability	In the event that an NEOs employment is terminated as a result of disability or death during the term of his employment agreement, the NEO, or his estate in the event of his death, will receive the lesser of (i) his existing base salary as in effect as of the date of termination or death, multiplied by one year or (ii) his base salary for the duration of the term of employment, less taxes and other required withholding.

Material Term	Summary
Parachute Payments	If the payments and benefits to an NEO upon termination would constitute a “parachute payment” under Section 280G of the Code, the payments and benefits payable by either or both of the Company and the Bank under an NEOs employment agreement will be reduced by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits payable by either or both of the Company and the Bank to the NEO being non-deductible to either or both of the Company and the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.
Confidentiality and Non-Solicitation Each	Each NEO has agreed that, during the term of his employment and after termination of his employment, he will not disclose to any other person or entity, other than in the regular course of business of the Company and the Bank, any confidential and proprietary information (as defined in the his employment agreement), other than pursuant to applicable law, regulation or subpoena or with the prior written consent of the Company and the Bank. Each NEO has agreed that during the term of his employment and for two (2) years after the date of termination, he will not solicit for hire or encourage another person to solicit for hire a “covered employee”, as determined in accordance with his employment agreement.

(1)	“Cause” means personal dishonesty or incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or other misdemeanor offenses) or final cease-and-desist order or material breach of any provision of the NEOs employment agreement.

(2)	“Change of Control” means the occurrence of any of the following events: (i) the acquisition of control of the Company or the Bank (as defined in the rules and regulations of the applicable banking regulators on the date of the employment agreement); (ii) an event that would be required to be reported in response to Item 5.01(a) of the Current Report on Form 8-K pursuant to Sections 13 or 15(d) of the Exchange Act, or any successor thereto, whether or not any class of securities of the Company is registered under the Exchange Act; (iii) any “person” (as such term is used in Sections 13(d) and

14(d) of the Exchange Act), after the date of the employment agreement, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any affiliate of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; (iv) the sale or other disposition of all or substantially all of the assets of the Company or the transfer by the Company of greater than 25% of the voting securities of the Company; or (v) during any period of three consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

(3)	“Good Reason” means the NEO resigned within two years following a Change in Control based on (i) a material reduction by us of his functions, duties or responsibilities, (ii) a material reduction by us of his base salary, or (iii) our requirement that he be based at a location more than 50 miles from Irvine, California, without the NEOs express written consent.

Salary Continuation Plans. Mr. Gardner and Mr. Wilcox participate in our salary continuation plan (the “Salary Continuation Plan”), which provides continued income for a 15-year period after retirement at or after age 62, in the amount of $200,000 per year for Mr. Gardner and $100,000 per year for Mr. Wilcox. A reduced benefit is payable for a pre-age 62 termination, including termination due to disability. However, in the event of a pre-age 62 termination within 12 months after a change in control (as defined under Code Section 409A) or upon death, Mr. Gardner would receive a lump-sum payment of $1,982,130 and Mr. Wilcox would receive a lump-sum payment of $989,413. No benefits are payable under the plan if the NEO is terminated for cause, as defined in the Salary Continuation Plan. Neither Mr. Gardner’s nor Mr. Wilcox’s employment agreements will have an impact on the benefits they are entitled to receive pursuant to the Salary Continuation Plan.

Accelerated Vesting of Equity Awards. RSAs and unvested stock options granted prior to 2018 generally will vest in full in the event that the NEO’s employment is terminated by us without cause or the NEO terminates for good reason (subject to achievement of the Adjusted NPA performance goal in the case of restricted stock), or if employment terminates due to the NEO’s death or disability. In the event of a change in control, restricted stock and unvested stock options will vest in full if the NEO has been employed by us for at least six months at the time of the change in control. In the case of retirement at or after age 65, options that have been outstanding for at least two years vest in full. RSUs granted prior to 2018 will vest on an accelerated basis at the maximum level in the event that the NEO’s employment terminates due to death or disability, or if, within two years after a change in control, the NEO’s employment is terminated by us without cause or by the NEO for good reason.

Since 2018, RSAs, RSUs and incentive stock option awards will include a “double-trigger” rather than “single-trigger” accelerated vesting, meaning that the award vests in full if an employee is terminated without “cause” or resigns for “good reason” within 24 months of a change of control. “Cause,” “good reason” and “change of control” are each defined in the 2012 Long Term Incentive Plan.

SUMMARY OF POTENTIAL TERMINATION PAYMENTS

The following table reflects the value of termination payments and benefits that each of Messrs. Gardner, Wilcox, Nicolas, Karr and Rice, who were the NEOs serving at December 31, 2020, would receive under their employment agreements and the enhanced termination payments and benefits that Mr. Gardner and Mr. Wilcox would receive under the Salary Continuation Plan, as applicable, if they had terminated employment on December 31, 2020 under the circumstances shown. The table does not include accrued salary and benefits, or certain amounts that the executive would be entitled to receive under plans or arrangements that do not discriminate in scope, terms or operation, in favor of our executive officers and that are generally available to all salaried employees. In addition, the amounts accrued at December 31, 2020 for the account of Mr. Gardner and Mr. Wilcox under the Salary Continuation Plan, as shown above under the heading “Nonqualified Deferred Compensation” and previously reflected as compensation in the current and past Summary Compensation Tables, represents a nonqualified deferred compensation balance, so the table below only shows the extent of any enhancement of that benefit in those termination cases in which an enhancement is provided.

Circumstances or Termination and/or Change in Control	Severance	Insurance Benefits(1)	Salary Continuation Plan(2)	Equity Accelerated Vesting(3)	Total

Steven R. Gardner
Termination for Cause or resignation without Disability or Good Reason (not within two years after a change in control)	$—	$—	$—	$—	$—
Death	800,000	—	1,982,130	7,035,621	9,817,751
Disability	800,000	—	3,000,000	7,035,621	10,835,621
Retirement	—	—	3,000,000	—	3,000,000
Change of Control (regardless of termination)	—	—	1,982,130	—	1,982,130
Termination by us without Cause, or by NEO for Good Reason (not within two years after change in control)	2,400,000	108,103(4)	3,000,000	—	5,508,103
Termination by us without Cause or by NEO for Good Reason within two years after a change in control(5),(6)	5,121,792	108,103(4)	1,982,130(5)	10,047,688	17,259,713

Edward E. Wilcox
Termination for Cause or resignation without Disability or Good Reason (not within two years after a change in control)	$—	$—	$—	$—	$—
Death	500,000	—	989,413	2,782,981	4,272,394
Disability	500,000	—	542,554	2,782,981	3,825,535
Retirement	—	—	1,500,000	—	1,500,000
Change of Control (regardless of termination)	—	—	989,413	—	989,413
Termination by us without Cause, or by NEO for Good Reason (not within two years after change in control)	500,000	29,913(4)	542,554	—	1,072,467
Termination by us without Cause or by NEO for Good Reason within two years after a change in control(5),(6)	3,020,905	29,913(4)	989,413(5)	3,934,014	7,974,245

Ronald J. Nicolas Jr.
Termination for Cause or resignation without Disability or Good Reason (not within two years after a change in control)	$—	$—	$—	$—	$—
Death	475,000	—	—	2,200,745	2,675,745
Disability	475,000	—	—	2,200,745	2,675,745
Retirement	—	—	—	—	—
Change of Control (regardless of termination)	—	—	—	—	—
Termination by us without Cause, or by NEO for Good Reason (not within two years after change in control)	475,000	29,277(4)	—	—	504,277
Termination by us without Cause or by NEO for Good Reason within two years after a change in control(5),(6)	1,702,436	29,277(4)	—	4,554,912	6,286,625
Michael S. Karr
Termination for Cause or resignation without Disability or Good Reason (not within two years after a change in control)	$—	$—	$—	$—	$—
Death	355,000	—	—	1,015,907	1,370,907
Disability	355,000	—	—	1,015,907	1,370,907
Retirement	—	—	—	—	—
Change of Control (regardless of termination)	—	—	—	—	—
Termination by us without Cause, or by NEO for Good Reason (not within two years after change in control)	355,000	30,667(4)	—	—	385,667
Termination by us without Cause or by NEO for Good Reason within two years after a change in control(5),(6)	1,060,000	30,667(4)	—	1,133,300	2,223,967
Thomas E. Rice
Termination for Cause or resignation without Disability or Good Reason (not within two years after a change in control)	$—	$—	$—	$—	$—
Death	370,000	—	—	1,257,148	1,627,148
Disability	370,000	—	—	1,257,148	1,627,148
Retirement	—	—	—	—	—
Change of Control (regardless of termination)	—	—	—	—	—
Termination by us without Cause, or by NEO for Good Reason (not within two years after change in control)	370,000	34,843(4)	—	—	404,843
Termination by us without Cause or by NEO for Good Reason within two years after a change in control(5),(6)	1,105,000	34,843(4)	—	1,387,668	2,527,511

(1)	Amounts in this column represents the incremental cost to the Company resulting from continuing participation by the individual, at no cost to him, in group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements in which he was entitled to participate immediately prior to the date of termination (other than any stock option or other stock compensation plans or bonus plans of us), for a period ending at the earlier of (i) the third anniversary of the date of termination in the case of Mr. Gardner and the first anniversary of the date of termination in the case of Messrs. Wilcox, Nicolas, Karr and Rice, and (ii) the date of his full-time employment by another employer, provided that in the event the individual’s participation in any such plan, program or arrangement is barred, we must arrange to provide him with benefits substantially similar to those he was entitled to receive under such plans, programs and arrangements prior to the date of termination.

(2)	The accrual balance under the Salary Continuation Plan, at December 31, 2020, is shown above under the heading “Nonqualified Deferred Compensation.” The enhanced benefit amount is the amount by which a lump-sum payout exceeds the accrual balance; such a lump sum would be payable within a specified period following termination. In the case of a termination at December 31, 2020 for which a non-enhanced annual payments would be made over 15 years, the annual amount of such payments would be $200,000 for Mr. Gardner and $36,170 for Mr. Wilcox.

(3)	Amounts in this column reflect the value, based on the closing price of the Company’s common stock on December 31, 2020, of the RSAs or RSUs that would become vested upon the occurrence of the termination event stated in the left hand column.

(4)	Represents the estimated incremental cost to the Company resulting in the individual’s participation, at no cost to him, in all group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements in which he was entitled to participate immediately prior to the date of termination (other than any stock option or other stock compensation plans or bonus plans of us), for a period ending at the third anniversary of the date of termination with respect to Mr. Gardner and the first anniversary of the date of termination with respect to Messrs. Wilcox, Nicolas, Karr and Rice (this period would end earlier if the individual commenced full-time employment by another employer). If the individual’s continued participation in any of our applicable plans, programs or arrangements is barred, we must arrange to provide him with benefits substantially similar to those he was entitled to receive under such plans, programs and arrangements prior to the date of termination.

(5)	The enhanced amount payable under the Salary Continuation Plan would be payable for any type of termination within 12 months after a change in control, but not for a termination in the second 12 months after a change in control. This amount together with the accrued benefit under the Salary Continuation Plan would be payable in a lump sum within a specified period following termination.

(6)	Payments for events relating to a change in control have been calculated assuming no reduction to cause such payments not to be subject to federal excise taxes under the “golden parachute” provisions under Sections 280G and 4999 of the Code. If aggregate payments would be subject to such “golden parachute” excise taxes, the payments will be reduced or delayed to the extent necessary so that the payments will not be subject to such excise taxes.

PROPOSAL NO. 3 — RATIFICATION OF THE APPOINTMENT OF CROWE LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021

The Board of Directors Recommends a Vote “FOR” the Ratification of the Appointment of Crowe LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2021.

On March 22, 2021, the Audit Committee of the Board of Directors considered the qualifications and experience of Crowe LLP, and, in consultation with the Board of Directors, appointed them as independent auditors for the Company for the current fiscal year, which ends December 31, 2021. Although ratification of our independent auditors by stockholders is not required by law, the Audit Committee and Board of Directors desire to obtain the stockholders’ ratification of such appointment. If ratification of Crowe LLP as our independent auditors is not approved by stockholders, the matter will be referred to the Audit Committee for further review.

We anticipate that a representative of Crowe LLP will participate at the Annual Meeting and will be available to respond to appropriate questions and to make a statement if he or she so desires.

Vote Required

The affirmative vote of holders of the majority of the shares for which votes are cast on the proposal at the Annual Meeting is needed to approve this proposal. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will not affect this proposal. Further, the failure to vote, either by proxy or in person, will not have an effect on this proposal. Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies will be voted FOR this proposal.

Fees

Fees for professional services rendered to the Company by Crowe LLP for the years ended December 31, 2020 and 2019 were as follows:

	For the Years Ended December 31,
	2020	2019
Audit fees	$2,320,000	$1,314,500
Audit-related fees	180,000	150,685
Total audit and audit-related fees	2,500,000	1,465,185
All other fees	12,400	7,500
Total fees	$2,512,400	$1,472,685

Audit Fees	Fees related to the integrated audit of the Company’s annual financial statements for the years ended December 31, 2020 and 2019, and for the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q and 10-K for those years.
Audit-Related Fees	Audit related fees for both 2020 and 2019 included fees for comfort letter procedures relating to the public issuance of the Company’s subordinated notes in each of those years; in 2020, audit-related fees included fees related to the acquisition of Opus; and in 2019, audit-related fees included the audits of the Company’s 401(k) plan.
All Other Fees	All other fees for 2020 included fees for consultation services related to Anti-Money Laundering/Bank Secrecy Act work, and for 2019 other fees were related to our adoption of Accounting Standards Update 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments,” commonly referenced as the Current Expected Credit Loss or CECL.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specified audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it.

In 2020, 100% of Audit-Related Fees and All Other Fees were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2020 with management and with the independent auditors. Specifically, the Audit Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC, which includes, among other things:

●	Methods used to account for significant unusual transactions;

●	The effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

●	The process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates; and

●	Disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The Audit Committee has received the written disclosures and the letter from the Company’s independent accountants, Crowe LLP, required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee. Additionally, the Audit Committee has discussed with Crowe LLP the issue of its independence from the Company. Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The Audit Committee also recommended the appointment of Crowe LLP as the Company’s independent accountants for the year ending December 31, 2021.

AUDIT COMMITTEE
M. Christian Mitchell, Chair
Ayad A. Fargo
Jeffrey C. Jones
Richard C. Thomas
Zareh H. Sarrafian

MEETING AND OTHER INFORMATION
Notice of Internet Availability of Proxy Materials

In accordance with rules adopted by the SEC, except for stockholders who have requested otherwise, we have generally mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability provides instructions either for accessing our proxy materials, including the Notice of Meeting and Proxy Statement, the 2020 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2020 (the “Proxy Materials”), at the website address referred to in the Notice of Internet Availability, or for requesting printed copies of the proxy materials by mail or electronically by e-mail. If you would like to receive a paper or e-mail copy of our proxy materials either for this Annual Meeting or for all future meetings, you should follow the instructions for requesting such materials included in the Notice of Internet Availability we mailed to you.

Our Board of Directors provided the Notice of Internet Availability and is making the proxy materials available to you in connection with the Annual Meeting. As a stockholder of record on the Record Date, you are invited to attend the Annual Meeting and are entitled to, and requested to, vote on the proposals described in this Proxy Statement.

Information Contained in Proxy Statement	This information relates to the proposals to be voted on at the Annual Meeting, the voting process, compensation of our directors and most highly paid executives, and certain other required information.
Access the Company’s Proxy Materials electronically	The Proxy Materials are available at www.proxyvote.com and from our corporate website at www.ppbi.com using the “Investors” section. To view this material, you must have available the 16-digit control number located on the proxy card or, if shares are held in the name of a broker, bank or other nominee, the voting instruction form.
Stockholders Eligible to Vote	Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting.
Shares Eligible to be Voted	As of the Record Date, we had 94,684,272 shares of common stock outstanding. Each outstanding share of our common stock will entitle its holder to one vote on each of the ten (10) director nominees to be elected and one vote on each other matter to be voted on at the Annual Meeting.
Quorum Requirement	As of the Record Date, 94,684,272 shares of the Company’s common stock were issued and outstanding. A majority of the outstanding shares entitled to vote at the Annual Meeting, present or represented by proxy, constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. If you submit a properly executed proxy, then you will be considered part of the quorum.
Broker Non-Votes	If a broker indicates on its proxy that it submits to the Company that it does not have authority to vote certain shares held in “street name,” the shares not voted are referred to as “broker non-votes.” Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in “street name” on particular proposals under the rules of the New York Stock Exchange, and the “beneficial owner” of those shares has not instructed the broker how to vote on those proposals. If you are a beneficial owner and you do not provide instructions to your broker, bank or other nominee, your broker, bank or other nominee is permitted to vote your shares for or against “routine” matters such as Proposal No. 3, the ratification of the appointment of our independent auditor. Brokers are not permitted to exercise discretionary voting authority to vote your shares for or against “non-routine” matters. All of the matters on which stockholders will be asked to vote on at the Annual Meeting, with the exception of Proposal No. 3, the ratification of the appointment of our independent auditor, are “non-routine” matters.

How to Vote

If you are the stockholder of record, you may vote by one of the following four methods (as instructed on the Notice of Internet Availability):

●    in person at the Annual Meeting;

●    via the Internet;

●    by telephone; or

●    by mail.

If you would like to vote in person at the Annual Meeting and would like to obtain directions to, or other instructions for attending, the Annual Meeting, please contact Investor Relations, Pacific Premier Bancorp, Inc., 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614 at (949) 864-8000.

If you elect to vote by mail and you requested and received a printed set of the proxy materials, you may mark, sign, date and mail the proxy card enclosed with the proxy materials you received.

Whichever method of voting you use, the proxies identified on the proxy card will vote the shares of which you are the stockholder of record in accordance with your instructions. If you submit a proxy card properly voted and returned through available channels without giving specific voting instructions, the proxies will vote the shares as recommended by our Board of Directors.

If you own your shares in “street name,” that is, through a brokerage account or in another nominee form, you must provide instructions to the broker or nominee as to how your shares should be voted. Your broker or nominee will usually provide you with the appropriate instruction forms at the time you receive these Proxy Materials. If you own your shares in this manner, you cannot vote in person at the Annual Meeting unless you receive a proxy to do so from the broker or the nominee, and you bring the proxy to, or otherwise present your proxy at, our Annual Meeting.

Voting Over the Internet or by Telephone

Voting over the Internet: You may use the Internet (www.proxyvote.com) to transmit your vote up until 11:59 P.M., Eastern Time, May 16, 2021 by following the instructions provided either in the Notice of Internet Availability or on the proxy card or voting instruction form you received if you requested and received a printed set of the proxy materials.

Voting by Telephone: If you are a stockholder of record, you may call 1-800-690-6903 and use any touch-tone telephone to transmit your vote up until 11:59 P.M., Eastern Time, May 16, 2021 by following the instructions provided either in the Notice of Internet Availability or on the proxy card or voting instruction form you received if you requested and received a printed set of the proxy materials. Note: If you intend to take advantage of the opportunity to listen to the Annual Meeting via telephone, you will not be able to revoke or cast a vote over the telephone during the Annual Meeting.

If you hold your shares in “street name,” that is through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available.

Revoking or Changing Your Vote

If you are the record owner of your shares, and you completed and submitted a proxy card, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

●    submitting a new proxy card with a later date;

●    delivering written notice to our Secretary on or before May 17, 2021, stating that you are revoking your proxy;

●    attending the Annual Meeting and voting your shares in person; or

●    if you are a record owner of your shares and you submitted your proxy by telephone or via the Internet, you may change your vote or revoke your proxy with a later telephone or Internet proxy, as the case may be.

Please note that attendance at the Annual Meeting will not, in itself, constitute revocation of your proxy.

If you own your shares in “street name,” you may later revoke your voting instructions by informing the bank, broker or other holder of record in accordance with that entity’s procedures.

The Cost of the Proxy Solicitation	The Company will bear the cost of the solicitation of proxies. Officers and regular employees of the Company may, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication. We have retained DF King & Co., Inc. to assist in the solicitation at a cost of approximately $10,500, plus payment of reasonable out-of- pocket expenses incurred by DF King & Co., Inc.
How to Obtain the Company’s Corporate Governance Information	Our Corporate Governance information is available from our website at www.ppbi.com under the ”Investors” section. Our stockholders may also obtain written copies at no cost by writing to us at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614, Attention: Investor Relations Department, or by calling (949) 864-8000.

Requesting Electronic or Printed Copies of this and Future Proxy Materials

You may request and consent to delivery of electronic or printed copies of this and future proxy statements, annual reports and other stockholder communications by:

●    visiting www.proxyvote.com;

●    calling 1-800-690-6903; or

●    sending an email to sendmaterial@proxyvote.com.

When requesting copies of proxy materials and other stockholder communications, you should have available the 16-digit control number located on the proxy card or, if shares are held in the name of a broker, bank or other nominee, the voting instruction form.

STOCKHOLDER PROPOSALS OR NOMINATIONS

Under the rules of the SEC and our Bylaws, stockholder proposals that meet certain conditions may be included in our Proxy Statement and form of proxy for a particular annual meeting if they are presented to us in accordance with the following:

●	Stockholder proposals intended to be considered for inclusion in next year’s Proxy Statement for the 2022 Annual Meeting of Stockholders must be received by the Company by December 8, 2021, which is one hundred twenty (120) days prior to the anniversary date that we released this Proxy Statement to our stockholders for the Annual Meeting.

●	Stockholders that intend to present a proposal at our 2022 Annual Meeting of Stockholders, but not to include the proposal in our Proxy Statement for that meeting, must give notice of the proposal to our Secretary no sooner than January 17, 2022, which is one hundred twenty (120) days prior to May 17, 2022, which is the one-year anniversary of the Annual Meeting, but no later than February 16, 2022, which is ninety (90) days prior to May 17, 2022 (the one-year anniversary of the Annual Meeting). As set forth in our Bylaws, the stockholder’s notice to the Secretary must contain certain required information.

●	If the date of the 2022 Annual Meeting of Stockholders is held on a date more than thirty (30) calendar days before or sixty (60) days after May 17, 2022 (the one-year anniversary of the Annual Meeting), the stockholder’s notice must be delivered to our Secretary no sooner than the 120th day prior to the 2022 Annual Meeting of Stockholders, and no later than (a) the 90th day prior to the date of the 2022 Annual Meeting of Stockholders, or (b) in the event the first public announcement of the date of the 2022 Annual Meeting of Stockholders is less than one hundred (100) days prior to the date of the 2022 Annual Meeting of Stockholders, the 10th day following the day on which public announcement of the date of the 2022 Annual Meeting of Stockholders is first made by the Company.

●	In the event the Board of Directors increases the number of directors to be elected to the Board of Directors and the public announcement of such increase is not made on or before February 6, 2022, which is one hundred (100) days prior to May 17, 2022 (the one-year anniversary of the Annual Meeting), stockholder nominees for the new directorships will be considered timely if provided to Secretary within ten (10) days of the public announcement.

●	Pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act, the proxies designated by us for the Annual Meeting will have discretionary authority to vote with respect to any proposal received after February 21, 2021, which is forty-five (45) days before the date on which the Company first sent the proxy materials for the Annual Meeting. In addition, our Bylaws, provide that any matter to be presented at the Annual Meeting must be proper business to be transacted at the Annual Meeting or a proper nomination to be decided on at the Annual Meeting and must have been properly brought before such meeting pursuant to our Bylaws.

●	Our Secretary must receive notices of stockholder proposals or nominations in writing at the executive offices of the Company at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614, Attention: Secretary.

No notice that a stockholder intends to present a proposal at the Annual Meeting was received by the Company on or before February 17, 2021, which is ninety (90) days prior to the one-year anniversary of the 2020 Annual Meeting of Stockholders.

COMPANY DOCUMENTS AND OTHER MATTERS

Annual Report

A copy of our 2020 Annual Report, including financial statements and schedules, has been made available to stockholders and is posted from our website at www.ppbi.com under the “Investors” section, from the website www.proxyvote.com and from the SEC at its website, www.sec.gov.

Additional copies of our 2020 Annual Report may be obtained without charge by writing to Investor Relations, Pacific Premier Bancorp, Inc., 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614 or by calling (949) 864-8000.

Householding

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for annual reports, proxy statements, and Notices of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single annual report, proxy statement, and Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Brokers with account holders who are stockholders of the Company may be householding the Company’s proxy materials. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report, proxy statement, or Notice of Internet Availability of Proxy Materials, or if you are receiving multiple copies thereof and wish to receive only one, please notify your broker or nominee if your shares are held in a brokerage account or other account or our agent, American Stock Transfer & Trust Company, LLC (“AST”) if you hold registered shares. You can notify AST by sending a written request to: American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219, or by calling AST at (800) 937-5449.

Other Matters

The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Whether or not you intend to be present at the Annual Meeting, you are urged to vote via the Internet, by telephone or, if you received printed materials, by returning your proxy card. If you are present at the Annual Meeting and wish to vote your shares in person, your original proxy may be revoked by voting at the Annual Meeting. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your record-holder to vote personally at the Annual Meeting.

ANNEX A

GAAP RECONCILIATIONS

The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. The non-GAAP measures used herein include net income, as adjusted, return on average assets, as adjusted, diluted earnings per share, as adjusted, return on average common equity, return on average common equity, as adjusted, return on average tangible common equity, return on average tangible common equity, as adjusted, efficiency ratio, and tangible book value per share.

Management believes that these non-GAAP financial measures provides useful information to an understanding of the operating results of our core business. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies. A reconciliation of the non-GAAP measure to the GAAP measure are set forth below:

	For the Quarter Ended December 31,		For the Years Ended December 31,
	2020	2019	2020	2019	2018	2017	2016
			(Dollars in thousands)
Net Income	$67,136	$41,098	$60,351	$159,718	$123,340	$60,100	$40,103
Add: DTA Revaluation	—	—	—	—	—	5,633	—
Add: Initial CECL-Related ACL Adjustment Related to Acquisition	—	—	84,431	—	—	—	—
Add: Merger-related Expense	5,071	—	49,129	656	18,454	21,002	4,388
Less: Tax Adjustment(1)	(1,450)	—	(38,170)	(190)	(5,359)	(7,766)	(1,182)
Net Income, as Adjusted	$70,757	$41,098	$155,741	$160,184	$136,435	$78,969	$43,309
Average Assets	$20,059,893	$11,577,092	$16,817,242	$11,546,912	$9,794,917	$6,094,883	$3,601,411
Return on Average Assets	1.34%	1.42	0.36%	1.38%	1.26%	0.99%	1.11%
Add: Initial CECL-Related ACL Adjustment and Merger-Related Expense, Net of Tax and DTA Revaluation(1)	0.07%	—%	0.57%	0.01%	0.13%	0.31%	0.09%
Return on Average Assets, as Adjusted	1.41%	1.42%	0.93%	1.39%	1.39%	1.30%	1.20%

(1) Initial CECL-related ACL adjustment related to acquisition and merger-related expense are tax effected at respective statutory tax rates.

	For the Years Ended December 31,
	2020	2019	2018	2017	2016
	(Dollars in thousands, except per share data)
Net Income	$60,351	$159,718	$123,340	$60,100	$40,103
Less: Net Income Allocated to Participating Securities	(798)	(1,650)	—	—	—
Net Income Allocated to Common Stockholders	59,553	158,068	123,340	60,100	40,103
Add: DTA Revaluation	—	—	—	5,633	—
Add: Initial CECL-Related ACL Adjustment Related to Acquisition	84,431	—	—	—	—
Add: Merger-Related Expense	49,129	656	18,454	21,002	4,388
Less: Tax Adjustment(1)	(38,170)	(190)	(5,359)	(7,766)	(1,182)
Net Income Allocated to Common Stockholders, as Adjusted	$154,943	$158,534	$136,435	$78,969	$43,309
Weighted Average Shares Outstanding-Diluted	79,506,274	60,692,281	54,613,057	38,511,261	27,439,159
Diluted Earnings per Share	$0.75	$2.60	$2.26	$1.56	$1.46
Diluted Earnings per Share, as Adjusted	$1.95	$2.61	$2.50	$2.05	$1.58

(1) Initial CECL-related ACL adjustment related to acquisition and merger-related expense are tax effected at respective statutory tax rates

	For the Quarter Ended December 31,		For the Years Ended December 31,
	2020	2019%	2020	2019	2018	2017	2016
			(Dollars in thousands)
Net Income	$67,136	$41,098	$60,351	$159,718	$123,340	$60,100	$40,103
Add: Amortization of Intangible Assets Expense	4,505	4,247	17,072	17,245	13,594	6,144	2,039
Less: Tax Adjustment(1)	(1,288)	(1,218)	(4,892)	(4,986)	(3,948)	(2,272)	(549)
Net Income for Average Tangible Common Equity	70,353	44,127	72,531	171,977	132,986	63,972	41,593
Add: DTA Revaluation	—	—	—	—	—	5,633	—
Add: Initial CECL-Related ACL Adjustment Related to Acquisition	—	—	84,431	—	—	—	—
Add: Merger-Related Expense	5,071	—	49,129	656	18,454	21,002	4,388
Less: Tax Adjustment(1)	(1,450)	—	(38,170)	(190)	(5,359)	(7,766)	(1,182)
Adjusted Net Income for Average Tangible Common Equity	$73,974	$44,127	$167,921	$172,443	$146,081	$82,841	$44,799
Average Stockholders’ Equity	$2,710,509	$2,004,815	$2,419,013	$1,996,761	$1,599,886	$890,856	$431,016
Less: Average Intangible Assets	(88,216)	(85,901)	(86,740)	(92,339)	(73,683)	(30,270)	(10,219)
Less Average Goodwill	(898,436)	(808,322)	(861,183)	(808,535)	(651,550)	(325,859)	(97,738)
Average Tangible Common Equity	1,723,857	1,110,592	1,471,090	1,095,887	874,653	534,727	323,059
Add: Tax Adjustment(1)	—	—	55,644	—	—	—	—
Average Tangible Common Equity, as Adjusted	$1,723,857	$1,110,592	$1,526,734	$1,095,887	$874,653	$534,727	$323,059
Return on Average Common Equity	9.91%	8.20%	2.49%	8.00%	7.71%	6.75%	9.30%
Return on Average Common Equity, as Adjusted	10.44%	8.20%	6.29%	8.02%	8.53%	8.86%	10.05%
Return on Average Tangible Common Equity	16.32%	15.89%	4.93%	15.69%	15.20%	11.96%	12.87%
Return on Average Tangible Common Equity, as Adjusted	17.16%	15.89%	11.00%	15.74%	16.70%	15.49%	13.87%

(1) Amortization of intangible assets, initial CECL-related ACL adjustment related to acquisition, and merger-related expense are tax effected at respective statutory tax rates

	For the Quarter Ended December 31,		For the Years Ended December 31,
	2020	2019	2020	2019	2018	2017	2016
			(Dollars in thousands)
Total Noninterest Expense	$99,939	$66,216	$381,119	$259,065	$249,905	$167,958	$98,063
Less: Amortization of Intangible Assets Expense	(4,505)	(4,247)	(17,072)	(17,245)	(13,594)	(6,144)	(2,039)
Less: Other Real Estate Owned Operations, Net	5	—	(1)	(160)	(4)	(72)	(385)
Less: Merger-related Expense	(5,071)	(31)	(49,129)	(656)	(18,454)	(21,002)	(4,388)
Noninterest Expense, as Adjusted	$90,368	$61,938	$314,917	$241,004	$217,853	$140,740	$91,251
Net Interest Income	$168,198	$112,919	$574,211	$447,301	$392,711	$247,502	$153,075
Add: Total Noninterest Income	23,194	9,801	71,325	35,236	31,027	31,114	19,602
Less: Gain from Investment Securities	(5,002)	(3,671)	(13,882)	(8,571)	(1,399)	(2,737)	(1,797)
Less: Other-Than-Temporary Impairment – Securities	(1)	—	(2)	(2)	(4)	(1)	205
Less: Net Loss (Gain) from Other Real Estate Owned	70	—	112	(52)	(281)	(46)	(18)
Less: Net Loss From Debt Extinguishment	—	398	—	612	—	—	—
Revenue, as Adjusted	$186,459	$119,447	$631,764	$474,524	$422,054	$275,832	$171,067
Efficiency Ratio	48.5%	51.9%	49.8%	50.8%	51.6%	51.0%	53.6%

	For the Years Ended December 31,
	2015	2014	2013
	(Dollars in thousands)
Total Noninterest Expense	$73,332	$54,938	$50,815
Less: Amortization of Intangible Assets Expense	(1,350)	(1,014)	(764)
Less: Other Real Estate Owned Operations, Net	(121)	(75)	(618)
Less: Merger-related Expense	(4,799)	(1,490)	(6,926)
Noninterest Expense, as Adjusted	$67,062	$52,359	$42,507
Net Interest Income	$106,299	$73,635	$58,444
Add: Total Noninterest Income	14,388	13,377	8,811
Less: Gain From Investment Securities	(290)	(1,547)	(1,544)
Less: Other-Than-Temporary Impairment – Securities	—	29	4
Revenue, as Adjusted	$120,397	$85,494	$65,715
Efficiency Ratio	55.9%	61.3%	64.7%

	For the Years Ended December 31,					January 1,
	2020	2019	2018	2017	2016	2020
	(Dollars in thousands, except per share data)
Total Stockholders’ Equity	$2,746,649	$2,012,594	$1,969,697	$1,241,996	$459,740	$2,012,594
Less: Cumulative Effect of the Change in Accounting Principle(1)	—	—	—	—	—	(45,625)
Total Stockholders’ Equity, Adjusted	2,746,649	2,012,594	1,969,697	1,241,996	459,740	1,966,969
Less: Intangible Assets	(984,076)	(891,634)	(909,282)	(536,343)	(111,941)	(891,634)
Tangible Common Equity	$1,762,573	$1,120,960	$1,060,415	$705,653	$347,799	$1,075,335
Basic Shares Outstanding	94,483,136	59,506,057	62,480,755	46,245,050	27,798,283	59,506,057
Book Value per Share	$29.07	$33.82	$31.52	$26.86	$16.54	$33.82
Less: Intangible Book Value per Share	(10.42)	(14.98)	(14.55)	(11.60)	(4.03)	(15.75)
Tangible Book Value per Share	$18.65	$18.84	$16.97	$15.26	$12.51	$18.07

(1) Related to the adoption of Accounting Standards Update 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.

	For the Years Ended December 31,
	2015	2014	2013
	(Dollars in thousands, except per share data)
Total Stockholders’ Equity	$298,980	$199,592	$175,226
Less: Intangible Assets	(58,002)	(28,564)	(24,056)
Tangible Common Equity	$240,978	$171,028	$151,170
Basic Shares Outstanding	21,570,746	16,903,884	16,656,279
Book Value per Share	$13.86	$11.81	$10.52
Less: Intangible Book Value per Share	(2.69)	(1.69)	(1.44)
Tangible Book Value per Share	$11.17	$10.12	$9.08

PACIFIC PREMIER BANCORP, INC.

PACIFIC PREMIER BANCORP, INC.
ATTN: CORPORATE SECRETARY
17901 VON KARMAN AVEUNE
SUITE 1200 IRVINE, CA 92614

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/16/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/16/2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	**For**	**Against**	**Abstain**
1a. Ayad A. Fargo	☐	☐	☐
1b. Steven R. Gardner	☐	☐	☐
1c. Joseph L. Garrett	☐	☐	☐
1d. Jeffrey C. Jones	☐	☐	☐
1e. M. Christian Mitchell	☐	☐	☐
1f. Barbara S. Polsky	☐	☐	☐
1g. Zareh H. Sarrafian	☐	☐	☐
1h. Jaynie M. Studenmund	☐	☐	☐
1i. Cora M. Tellez	☐	☐	☐
1j. Richard C. Thomas	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000501427_1 R1.0.0.177

PACIFIC PREMIER
BANCORP, INC.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report on Form 10-K, NOTICE & PROXY STATEMENT, and 2020 Annual Report to Stockholders are available at www.proxyvote.com

PACIFIC PREMIER BANCORP, INC.
2021 Annual Meeting of Shareholders
May 17, 2021 9:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) the official proxy committee of the Board of Directors of Pacific Premier Bancorp, Inc. as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Pacific Premier Bancorp, Inc. that the shareholder(s) is/are entitled to vote at the 2021 Annual Meeting of Shareholders to be held at 09:00 AM, PDT on May 17, 2021, at 17901 Von Karman Avenue Suite 1200, Irvine, California 92614, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000501427_2 R1.0.0.177

Continued and to be signed on reverse side